As filed with the Securities and
 Exchange Commission on October 3, 2001              Registration No. 333-55478
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------
                  PRE-EFFECTIVE AMENDMENT NUMBER 3 TO FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                          -----------------------------

                                       ZAP
             (Exact name of registrant as specified in its charter)

       California                                       94-3210624
(State of incorporation)                    (I.R.S. Employer Identification No.)

                                117 Morris Street
                          Sebastopol, California 95472
              (Address of registrant's principal executive offices)
                   -------------------------------------------

                                   Gary Starr
                             Chief Executive Officer
                                       ZAP
                                117 Morris Street
                          Sebastopol, California 95472
                                 (707) 824-4150
           (Name, address, and telephone number of agent for service)
                   -------------------------------------------

                                 With a copy to:
                                William D. Evers
                                 Foley & Lardner
                          1 Maritime Plaza, Sixth Floor
                          San Francisco, CA 94111-3404
                                 (415) 434-4484
         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                             ----------------------
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If delivery of the prospectus is expected to be made pursuant to Rule
434, check the following box.   [_]
                         ------------------------------

                                  CALCULATION OF REGISTRATION FEE
================================ ================ ====================== ====================== ====================
         Title of each               Amount         Proposed maximum       Proposed maximum
      class of securities            to be           offering price       aggregate offering          Amount of
       to be registered            registered           per unit                 price            Registration fee
-------------------------------- ---------------- ---------------------- ---------------------- --------------------
Series B Convertible Preferred     4,800,000             $ 1.00               $ 4,800,000
Stock, $1.00 par value                                                                              $ 4,400.00(1)
================================ ================ ====================== ======================
Common Stock, no par value(2)      6,400,000             $ 2.00              $ 12,800,000
================================ ================ ====================== ====================== ====================
Common Stock, no par value(3)       480,000              $ 1.65                $ 792,000             $ 198.00(4)
================================ ================ ====================== ====================== ====================
(1) The Registration Fee has been calculated by multiplying the maximum conversion price of the Series B Convertible Preferred Stock by the total number of shares of Series B Preferred Stock in this offering and multiplying that number by .00025. This $ 4,400 filing fee was previously paid.
(2) Consists of shares issuable upon the conversion of Series B Preferred Stock.
(3) Consists of shares purchasable upon the exercise of warrants issuable to the underwriters up to an amount equal to 10% of the number of shares sold by the underwriters.
(4) The registration fee has been calculated by multiplying the maximum exercise price of the warrants by .00025. This $ 198.00 registration fee has previously been paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                              ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of capital stock. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


         ZAP, a California corporation, is referred to herein by use of the pronouns "we," "our," and "us."


         See the section of this prospectus entitled "Risk Factors" for a discussion of certain factors that you should consider before investing in our securities offered in this prospectus.

         Certain statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis," and "Description of Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under the "Risk Factors" section of this document.

         All trademarks and trade names appearing in this prospectus are the property of their respective holder.

The information in this prospectus is not complete and may be changed. These shares may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.


                                     [LOGO]


                                     ZAP(R)


            4,800,000 shares of Series B Convertible Preferred Stock


      We are offering 4,800,000 shares of ZAP(R) Series B Convertible Preferred Stock at a price of $1.00 per share. The shares of Series B Convertible Preferred Stock are convertible into shares of Common Stock at any time at the option of the holder and automatically upon the occurrence of certain conditions. See the section of this document entitled "Description of Securities" for a more detailed explanation. This price may not reflect the market price of our shares after this offering. This is a best-efforts offering. Alexander, Wescott & Co., Inc. and Hyperion Partners Corp., whom we have engaged to sell the shares, are not obligated to purchase any shares at any time. The shares may also be sold through our executive officers, who will not receive commissions, where permitted under state securities laws. There are no escrow arrangements pertaining to this offering and there is no minimum amount we are required to raise in this offering before we may have access to funds received from investors. However, the funds will be held in an account at American Stock Transfer & Trust Company until we have satisfied conditions of closing, from time to time.
                             ----------------------

ZAP(R)OFFERING                                       Per Share          Total
Public Offering Price                                  $ 1.00        $ 4,800,000
       Underwriting Discounts and Commissions          $ 0.10        $   480,000
Proceeds Before Expenses                               $ 0.75        $ 4,320,000

         The proceeds before expenses are calculated before deducting estimated expenses of $100,000, including registration fees, legal and accounting fees, and other offering costs, but excluding the underwriters' unaccountable expense allowance equal to 3% of the gross proceeds of the this offering.

         Shares of our Common Stock, into which shares of the Series B Preferred Stock are convertible, are currently traded on the NASDAQ SmallCap Market under the trading symbol "ZAPP." On September 19, 2001, the last reported sale price of our Common Stock was $0.55 per share.

         This offering will terminate on the date 12 months from the effective date, or such earlier date as this offering is terminated. Investing in our securities involves risks. You should invest in our securities only if you can afford to lose your entire investment. Consider carefully the "Risk Factors" Section beginning on page 5 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                           ---------------------------

                         Alexander, Wescott & Co., Inc.


                             Hyperion Partners Corp.

                   This prospectus is dated October 3, 2001.

NOTICE TO CALIFORNIA INVESTORS ONLY: THE SHARES OF THE COMPANY'S CAPITAL STOCK IN THIS OFFERING MAY BE PURCHASED IN CALIFORNIA ONLY BY THOSE CALIFORNIA INVESTORS WHO INDICATE IN WRITING THAT SUCH INVESTOR EITHER HAS (i) A LIQUID NET WORTH OF NOT LESS THAN $75,000 AND A GROSS ANNUAL INCOME OF NOT LESS THAN $50,000; OR (ii) A LIQUID NET WORTH OF $150,000. IN BOTH INSTANCES NET WORTH IS CALCULATED EXCLUSIVE OF HOME, HOME FURNISHINGS, AND AUTOMOBILES AND IN EITHER CASE, THE INVESTMENT IN THE SHARES DOES NOT EXCEED 10% OF THE INVESTOR'S NET WORTH. CALIFORNIA INVESTORS WHOSE INVESTMENT IN THE COMPANY'S SHARES IS $2,500 OR LESS ARE NOT SUBJECT TO THE ABOVE SUITABILITY REQUIREMENTS.

CALIFORNIA INVESTORS SUBJECT TO THE SUITABILITY REQUIREMENTS MUST COMPLETE THE SUBSCRIPTION AGREEMENT ATTACHED AS EXHIBIT A TO THIS PROSPECTUS AS A CONDITION TO THEIR INVESTMENT IN THE SHARES.

                                TABLE OF CONTENTS
                                                                            Page

PROSPECTUS SUMMARY............................................................1

    The Offering..............................................................2

SUMMARY FINANCIAL INFORMATION.................................................3

RISK FACTORS..................................................................5

    Risks Related to Our Business.............................................5

    We have a history of losses, and we might not achieve
      or maintain profitability.......................... ....................5

    Our continuation as a going concern is directly dependent upon our ability to increase sales and receive additional financing..............5

    We will require substantial additional capital in the short term to remain a going concern............... ...............................5

    A substantial portion of our growth in the past three years has come through acquisitions and we may not be able to identify, complete and integrate future acquisitions, which could adversely affect our future growth.......................................................6

    We face intense competition which could cause us to lose market share.....6

    Changes in the market for electric vehicles could cause our products to become obsolete or lose popularity...................................7

    We cannot assure you that growth in the electric vehicle industry will continue; our business may suffer if growth in the electric vehicle industry ceases or if we are unable to maintain the pace of industry demands........................................................7

    We may be unable to keep up with changes in electric vehicle technology and, as a result, may suffer a decline in our competitive position......7

    We will need to increase our research and development spending, which will substantially increase our costs and could adversely affect our cash flow.............................................. ............7

    The failure of certain key suppliers to provide us with components could have a severe and negative impact upon our business...............8

    Product liability or other claims could have a material adverse effect on our business................... .....................................8

    The implementation of a product distribution network presents many risks..8

    Failure to manage our growth effectively could adversely affect our business............................. ..............................9

    The loss of certain key personnel could significantly harm our business...9

    Changes in the law may have a negative impact upon our business...........9

    International expansion may cause problems for us........................10

    We may not be able to protect our internet address.......................10

    Our success is heavily dependent on protecting our intellectual property rights......................... ..............................10

    We may be exposed to liability for infringing intellectual property rights of other companies........... ..................................11

    Risks Related to this Offering...........................................11

    The market price for our Common Stock is below the offering price for this Series B Convertible Preferred Stock, which could render us unable to sell shares in this offering.................................11

    The price of our Series B Convertible Preferred Stock is likely to be volatile and subject to wide price fluctuations........................11

    This is a best-efforts offering, and we may not raise enough capital from the sale of our Series B Convertible Preferred Stock to adequately fund our planned method of growth and expansion.............12

    Sales of a substantial amount of our capital stock after this offering could cause our stock price to fall....................................12

    We may not have enough authorized shares of common stock.................12

    Due to the current price of our Common Stock, we may be delisted from the NASDAQ SmallCap Market.............................................12

    Holders of the Series A-1 and Series A-2 Convertible Preferred Stock
      enjoy liquidation rights that are senior to the liquidation rights of investors in this offering..........................................12

    You will experience substantial dilution when the holders of the Series
      A-1 and Series A-2 Convertible Preferred Stock convert their shares into Common Stock .....................................................13

    There is no minimum conversion price at which the Series A-1 and Series
      Preferred Shareholders may convert ....................................13

FORWARD-LOOKING STATEMENTS...................................................13

USE OF PROCEEDS..............................................................14

DIVIDEND POLICY..............................................................16

MARKET FOR REGISTRANT'S COMMON STOCK EQUITY AND RELATED STOCKHOLDER
    MATTERS..................................................................16

MANAGEMENT'S DISCUSSION AND ANALYSIS.........................................17

    Overview.................................................................17

    Distribution.............................................................18

    Mergers and Acquisitions.................................................18

    Partnerships or Strategic Alliances......................................19

    Results of Operations....................................................20

    Year Ended December 31, 2000, Compared to Year Ended December 31, 1999...21

    Liquidity And Capital Resources..........................................22

    Six Months Ended June 30, 2001, Compared to Six Months
      Ended June 30, 2000....................................................23

DESCRIPTION OF BUSINESS......................................................26

    Principal products or services and their markets.........................26

    New Product Development..................................................26

    Distribution.............................................................29

    Internet and Dealership Network..........................................29

    Environmental Initiatives and Legislation................................30

    Research and Product Development.........................................31

    Sources and Availability of Raw Material.................................32

    Licenses, Patents and Trademarks.........................................32

    Backlog..................................................................32

    Competitive Conditions...................................................32

    Employees................................................................33

    Development of Business..................................................33

DESCRIPTION OF PROPERTY......................................................34

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.................34

EXECUTIVE COMPENSATION.......................................................36

    Compensation of Directors................................................36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............37

DESCRIPTION OF SECURITIES....................................................39

    General..................................................................39

    Common Stock.............................................................39

    Preferred Stock..........................................................39

    Series A-1 and Series A-2 Convertible Preferred Stock....................39

    Rights, Privileges, and Preferences......................................40

    Series B Convertible Preferred Stock.....................................41

    Rights, Privileges, and Preferences......................................41

    Transfer Agent and Registrar.............................................42

    Warrants.................................................................42

    Stock Options............................................................42

PLAN OF DISTRIBUTION.........................................................45

LEGAL PROCEEDINGS............................................................46

INTEREST OF NAMED EXPERTS AND COUNSEL........................................47

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
    ACT LIABILITIES..........................................................47

LEGAL MATTERS................................................................47

EXPERTS .....................................................................48

ADDITIONAL INFORMATION.......................................................48

                               PROSPECTUS SUMMARY

         The following summary highlights information contained elsewhere in this prospectus and should be read together with the more detailed information regarding our company, the securities being sold in this offering, our financial statements, and the notes to those financial statements appearing elsewhere in this prospectus.


ZAP(R)

         Our company, ZAP(R), was incorporated in California in 1994 under the name "ZAP Power Systems." We design, assemble, manufacture and distribute electric vehicles, including electric scooters, electric bicycle power kits, electric bicycles, electric motorcycles, electric wheelchairs, and electric water scooters, and other personal electric and non-electric transportation vehicles.


         Our principal offices are located at 117 Morris Street, Sebastopol, California 95472, our telephone number is (707) 824-4150, and our Internet address is http://www.zapworld.com. The information on our Web site does not constitute part of this prospectus.

                                  The Offering

Type of security................................Series B Convertible
                                                Preferred Stock(1)

Series B Convertible Preferred Stock
      registered by Company ....................4,800,000 shares


Series B Convertible Preferred Stock
      offered for sale in this offering ........4,800,000 shares


Series B Convertible Preferred Stock
      to be outstanding after
      this offering (2) ........................4,800,000 shares


Use of proceeds.................................We plan to use the proceeds of this offering to expand our
                                                sales force, increase our
                                                marketing and distribution
                                                capacities, expand our domestic
                                                and international business
                                                operations, pursue acquisitions,
                                                increase working capital, and
                                                for general corporate purposes.
                                                See the section of this document
                                                entitled "Use of Proceeds" for a
                                                more detailed explanation.

         This is a best-efforts offering. Our underwriters are not obligated to purchase any shares at any time. While the underwriters have agreed to use their best efforts to sell on our behalf all of the securities offered, there can be no assurance that all of the shares offered will be sold. In addition, the shares may also be sold through our executive officers who will not receive commissions and who will be registered as sales representatives where required under state securities laws.

         There is no minimum number of shares that must be sold. Funds from this offering will be deposited in an account with American Stock Transfer & Trust Company and will be available to us from time to time as partial closings take place.

         This offering will begin as of the effective date of this prospectus and continue for 12 months or until such earlier date as we may terminate this offering.

(1) The Series B Convertible Preferred Stock is convertible, at the option of the holder into shares of our Common Stock, at any time. Further, the Series B Convertible Preferred Stock shall be converted automatically into shares of Common Stock on the day immediately following the 30th consecutive trading day on which the closing price for our Common Stock is equal to or exceeds the amount of $2.00 per share. Following the Series A-1 and Series A-2 Preferred Stock cumulative dividend, Series B Preferred Stockholders shall be entitled to receive a dividend for 8% of the Series B stated value. In the event of our liquidation, dissolution or winding up, and following the Series A-1 and Series A-2 Preferred Stock Liquidation Preferences, the Series B Preferred Stockholders shall be entitled to receive, ratable with any other series of Preferred Stock based on the respective cost per share of each other series, the amount of $1.00 per share, along with future participation rights. The number of shares of Common Stock that a Series B Stockholder is entitled to receive upon conversion is determined by dividing the Series B Issue Price by the Variable Conversion Price, which shall be an amount equal to 90% of the closing prices on the 5 trading days immediately preceding the conversion date, or $0.75, whichever is greater.


(2) Assumes that all shares we are offering will be sold.

                          SUMMARY FINANCIAL INFORMATION


         The summary financial data for the twelve months ended December 31, 2000 and 1999, and the six months ended June 30, 2001 and 2000, have been derived from the Financial Statements and Notes to Financial Statements. The selected financial data should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this prospectus.

                             Summary Financial Data
                    (in thousands, except per share amounts)

                              Year ended December 31,  Six Months  Six Months
                                                         ended       ended
                                                        June 30,    June 30,
                                                      (unaudited) (unaudited)
                               --------    --------    --------    --------
                                 2000        1999        2001        2000
                               --------    --------    --------    --------

Net Sales                      $ 12,443    $  6,437    $  2,953    $  4,180

Cost of Goods Sold                7,860       4,446       2,918       2,658
                               --------    --------    --------    --------

Gross Profit                      4,583       1,991          35       1,522

Operating Expenses                6,727       3,497       3,302       2,554
                               --------    --------    --------    --------

Operating Loss                   (2,144)     (1,506)     (3,267)     (1,032)

Other Income                        269          81          60          77

Interest Expense                    (21)       (267)        (30)         (5)
                               --------    --------    --------    --------

Loss before provision for        (1,896)     (1,692)     (3,237)       (960)
  taxes

  Provision for Income taxes          1           1        --          --
                               --------    --------    --------    --------

Net Loss                       $ (1,897)   $ (1,693)   $ (3,237)   $   (960)
                               ========    ========    ========    ========

  Net Loss attributable to
  Common shares

       Net Loss                $ (1,897)   $ (1,693)   $ (3,237)   $   (960)

       Preferred Dividend        (2,649)       --          (105)       --
                               --------    --------    --------    --------

                                 (4,546)     (1,693)     (3,342)       (960)
                               --------    --------    --------    --------

  Net loss per Common
  share: basic and diluted     $  (0.85)   $  (0.43)   $  (0.54)   $  (0.19)
                               ========    ========    ========    ========

                                 December 31        June 30     June 30


Balance Sheet Data:            2000        1999        2001       2000


    Working Capital          $ 7,054     $ 4,450     $ 3,994     $ 3,854

    Total Assets             $12,827     $ 7,727     $ 9,475     $ 6,917

    Long-term Debt, less     $   126     $    38     $ 1,623     $    37
    current portion

    Stockholders' Equity     $11,005     $ 6,554     $ 6,195     $ 5,826

                                  RISK FACTORS

         You should carefully consider the risks described below before making a decision to buy our securities. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business could be harmed. In that case, the trading price of our Common Stock, into which the Series B Convertible Preferred Stock is convertible, could decline, and you might lose all or part of your investment. You should refer to the other information set forth in this prospectus, including our financial statements and the related notes, for more information.

Risks Related to Our Business

We have a history of losses, and we might not achieve or maintain profitability.


         Since we began operation in 1994, we have not generated a profit from operations during any fiscal year. To date, we have concentrated primarily on increasing our revenues and expanding our market share through acquisitions rather than on maximizing profits. As a result, although we experienced revenue growth from fiscal year 1999 to fiscal year 2000, we incurred net losses of $1,693,000 and $1,897,000 for the years ended December 31, 1999 and 2000, respectively. Further, we incurred net losses of $3,237,000 for the six months ended June 30, 2001. As a consequence, we can give no assurance that we will be able to operate profitably in the future. Because we will ultimately need to operate profitably or sell our operations, our failure to generate profits from operations could harm our ability to continue operations in the long term.

Our continuation as a going concern is directly dependent upon our ability to increase sales and receive additional financing.

         Our continuation as a going concern is directly dependent upon our ability to market our products and increase our sales and to realize additional funds from our current financing. If additional funding is not realized or if we are unable to commercially market our products, we could experience a further need for cash during the remainder of fiscal 2001. In that event, we could experience further losses and may be forced to curtail operations or postpone product development and acquisition plans.

         Sales of our products for the period ended June 30, 2001 are significantly decreased as compared to the period ended June 30, 2000, which led to a decrease in employees and management concerns about future operation. Accordingly, if we continue to exhibit slow sales, it may be difficult for us to remain a going concern. In light of the possibility that sales of our products could decrease further, we intend to focus our resources on increasing our sales and marketing efforts.

We will require substantial additional capital in the short term to remain a going concern.

         We will require substantial short-term outside investment on a continuing basis to finance our current operations and capital expenditures. Our revenues for the foreseeable future may not be sufficient to attain profitability. In the seven years since we began operations, we have not generated enough revenue to exceed our expenditures. We expect to continue to experience losses from operations while we develop new products and expand into new markets. In view of this fact, our ability to meet our future financing requirements, and the success of our future operations, cannot be determined at this time. If we do not obtain short-term financing, we may not be able to continue as a viable concern. We do not have a bank line of credit and there can be no assurance that any required or desired financing will be available through bank borrowings, debt, or equity offerings, or otherwise, on acceptable terms. If future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net book value per share of common stock. We may not be able to obtain additional capital to fund our operations when needed.


         Since our inception, we have financed our operations primarily through private and public offerings of our equity securities. Our planned expenditures are based primarily on our internal estimates of our future sales and ability to raise additional financing. If revenues or additional financing do not meet our expectations in any given period of time, the adverse impact on our finances will be magnified by our inability to adjust spending quickly enough to compensate for revenue or financing shortfalls. Failure to achieve profitable operations may require us to seek additional financing when none is available or on extremely unfavorable terms.

A substantial portion of our growth in the past three years has come through acquisitions and we may not be able to identify, complete and integrate future acquisitions, which could adversely affect our future growth.

         Our growth strategy is based in part upon acquiring other businesses with strategic value to us. It is possible that we may not be able to identify suitable acquisition candidates, obtain financing for future acquisitions or complete future acquisitions. In addition, if any future acquisitions are completed, we may not be able to integrate the acquired businesses or operate them profitably. Additionally, the diversion of management attention, as well as any other difficulties which may be encountered in the continuing integration processes, could have an adverse impact on our financial condition, profitability and cash flows.

We face intense competition which could cause us to lose market share.

         Some of our competitors are large manufacturers, including Honda, Suzuki, Sanyo and Yamaha, who have significant financial resources, established market positions, longstanding relationships with customers, and significantly greater name recognition, technical, marketing, sales, manufacturing, distribution and other resources than we do. These factors may make it difficult for us to compete with these businesses in the production and sale of our products.

         Many smaller manufacturers sell electric bicycles to key segments of our market in the United States, Europe and Asia. We also compete against the makers of electric scooters as well as non-motorized scooters and bicycles. Although we believe we have a competitive advantage from our name recognition in the electric vehicle industry and ownership of fundamental technology, the market for the sale of these products is subject to rapid change and ease of entry by new competitors. We cannot be certain that we will be able to meet changes in the marketplace and remain competitive.

Changes in the market for electric vehicles could cause our products to become obsolete or lose popularity.


         The electric vehicle industry is in its infancy and has experienced substantial growth and change in the last few years. To date, demand for and interest in electric vehicles has been sporadic. As a result, growth in the electric vehicle industry depends on many factors, including:


o     continued development of product technology;

o     the environmental consciousness of customers;

o the ability of electric vehicles to successfully compete with vehicles powered by internal combustion engines;

o widespread electricity shortages and the resultant increase in electricity prices, especially in our primary market, California, which could derail our past and present efforts to promote electric vehicles as a practical solution to vehicles which require gasoline; and

o future regulation and legislation requiring increased use of nonpolluting vehicles.


We cannot assure you that growth in the electric vehicle industry will continue; our business may suffer if growth in the electric vehicle industry ceases or if we are unable to maintain the pace of industry demands.

         In the last several years, there has been increased demand for our electric vehicles and products. One of our principal challenges is to continue to develop and market products which keep pace with the rapid changes in the market. If we are unable to introduce new products and increase our current market share, we will likely be unable to continue to as a going concern.


We may be unable to keep up with changes in electric vehicle technology and, as a result, may suffer a decline in our competitive position.

         Our current products are designed for use with, and are dependent upon, existing electric vehicle technology. As technologies change, we plan to upgrade or adapt our products in order to continue to provide products with the latest technology. However, our products may become obsolete or our research and development efforts may not be sufficient to adapt to changes in or create necessary technology. As a result, our potential inability to adapt and develop the necessary technology may harm our competitive position.


We will need to increase our research and development spending, which will substantially increase our costs and could adversely affect our cash flow.

         To keep pace with technological changes and developments in the market for electric vehicles, we have substantially increased spending on research and development. Our research and development costs in 2000 were $699,000, as compared to $365,000 in 1999, a 92% increase. Because we plan to develop new electric vehicle products and tooling that will broaden our product line in 2001, we expect to incur increased research and development costs in 2001. If we are unable to raise sufficient funds in the future to meet our research and development costs, we could suffer a materially adverse effect on our business, results of operations and financial condition. In addition, in order to capitalize on our significant investment in research and development, we must be able to successfully bring developed products to market and such products must be accepted in the marketplace.


The failure of certain key suppliers to provide us with components could have a severe and negative impact upon our business.


         We rely on a small group of suppliers to provide us with components for our products, some of whom are located outside of the United States. If these suppliers become unwilling or unable to provide components, there are a limited number of alternative suppliers who could provide them. Changes in business conditions, wars, governmental changes and other factors beyond our control or which we do not presently anticipate could affect our ability to receive components from our suppliers. Further, it could be difficult to find replacement components if our current suppliers fail to provide the parts needed for these products. A failure by our major suppliers to provide these components could severely restrict our ability to manufacture our products and prevent us from fulfilling customer orders in a timely fashion.


Product liability or other claims could have a material adverse effect on our business.


         As producers of products sold to the general public, we face the risk of product liability claims and unfavorable publicity if the use of our products causes injury or has other adverse effects. Although we have product liability insurance for risks of up to $6,000,000, that insurance may be inadequate to cover all potential product claims. In addition, we may not be able to maintain this insurance indefinitely or be able to avoid product liability exposure.

The implementation of a product distribution network presents many risks.

         One of our primary goals in effectuating this offering is to increase the capacity of our product distribution network. Unfortunately, dealers are often hesitant to provide their own financing to contribute to this network. As a result, we have had to, and we anticipate that we will continue to have to, provide financing for dealers who would like to participate as our regional distribution centers. Consistent with this reality, we are considering a plan to establish ZAP Financial Services(TM), a finance center for our dealers and retail customers.

         The further expansion of our product distribution network will require a significant capital investment and will require extensive amounts of time from our management. A capital investment such as this presents many risks, foremost among them being that we may not realize a significant return on our investment if the network is not profitable. Our inability to collect receivables from our dealers could cause us to suffer losses. Lastly, the amount of time that our management will need to devote to this project may divert them from performing other functions necessary to assure the success of our plans.

Failure to manage our growth effectively could adversely affect our business.

         We plan to increase sales and expand our operations substantially during the next several years through internally generated growth and the acquisition of businesses and products.

         To manage our growth, we believe we must continue to implement and improve our operational, manufacturing, and research and development departments. We may not have adequately evaluated the costs and risks associated with this expansion, and our systems, procedures, and controls may not be adequate to support our operations. In addition, our management may not be able to achieve the rapid execution necessary to successfully offer our products and services and implement our business plan on a profitable basis. The success of our future operating activities will also depend upon our ability to expand our support system to meet the demands of our growing business. Any failure by our management to effectively anticipate, implement, and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations. We cannot assure you that we will be able to successfully operate acquired businesses, become profitable in the future or effectively manage any other change. An inability to successfully operate recently acquired businesses and manage existing business would harm our operations.

The loss of certain key personnel could significantly harm our business.


         Our Chief Executive Officer, Gary Starr, has temporarily taken a leave of absence. While he maintains contact with us, and actively continues his duties as a member of the board of directors, he is not presently in charge of our day-to-day activities. Harry R. Kraatz, a member of the board of directors and a specialist in advising and consulting businesses in turnaround situations, has taken charge over our day-to-day activities in Mr. Starr's absence. Accordingly, our business is especially dependent on the services of Mr. Starr and Mr. Kraatz, as well as our other executive officers and key employees. Our ability to retain and motivate other officers and key employees in Mr. Starr's absence is a key factor in our goal to increase sales and decrease expenses. Notwithstanding this fact, a prolonged absence by Mr. Starr could have a detrimental effect on our business because competition for qualified personnel with the requisite knowledge of and experience in the electric vehicle industry is intense. Accordingly, the permanent loss of the services of any of our officers or key employees, or our inability to retain a sufficient number of qualified employees, could significantly harm our business.


Changes in the law may have a negative impact upon our business.

         While our products are subject to substantial regulation under federal, state and local laws, we believe that our products are materially in compliance with all laws governing their manufacture, sale and use. However, to the extent the laws change, or if we introduce new products in the future, some or all of our products may not comply with applicable federal, state or local laws. Further, certain federal, state and local laws and industrial standards currently regulate electrical and electronics equipment. Although standards for electric vehicles are not yet generally available or accepted as industry standards, our products may become subject to federal, state and local regulation in the future. Compliance with this regulation could be burdensome, time consuming, and expensive.

International expansion may cause problems for us.

         We intend to shift our manufacturing overseas. Assuming we accomplish this shift, we may encounter many of the risks associated with international business. These risks include, but are not limited to, language barriers, fluctuations in currency exchange rates, political and economic instability, regulatory compliance difficulties, problems enforcing agreements, and greater exposure of our intellectual property to markets where a high probability of unlawful appropriation may occur. A failure to successfully mitigate any of these potential risks could damage our business.

We may not be able to protect our internet address.


         We currently hold the internet address http://www.zapworld.com, a portal through which we sell our products. We may not be able to prevent third parties from acquiring internet addresses that are confusingly similar to our address, which could adversely affect our business. Governmental agencies and their designees generally regulate the acquisition and maintenance of internet addresses. However, the regulation of internet addresses in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant internet addresses in all countries where we conduct business.


Our success is heavily dependent on protecting our intellectual property rights.


         We rely on a combination of patent, copyright, trademark and trade secret protections to protect our proprietary technology. Our success will, in part, depend on our ability to obtain trademarks and patents. We hold several patents registered with the United States Patent and Trademark Office. These registrations include both design patents and utility patents. In addition, we have recently submitted provisional patents which may or may not be afforded the limited protection associated with provisional patents. We have also registered numerous trademarks with the United States Patent and Trademark Office, and have several pending at this time. We cannot assure you that the trademarks and patents issued to us will not be challenged, invalidated or circumvented, or that the rights granted under those registrations will provide competitive advantages to us. For example, at the present time one of our patents covering various aspects of our electric bicycle is being reexamined by the United States Patent and Trademark Office to determine if one or more of its claims are invalid. If that proceeding results in an adverse ruling, the patent will be declared invalid. If this occurs, it could severely and adversely affect our ability to prevent competitors from copying and using key elements of our technology in developing and marketing their own electric bicycles. Additionally, we recently settled a dispute with a company that was selling an electric scooter in the United States which infringed one or more of our patents, trademarks, and/or copyrights.


         We also rely on trade secrets and new technologies to maintain our competitive position. Although we have entered into confidentiality agreements with our employees and consultants, we cannot be certain that others will not gain access to these trade secrets. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

We may be exposed to liability for infringing intellectual property rights of other companies.


         Our success will, in part, depend on our ability to operate without infringing the proprietary rights of others. Although we have conducted searches and are not aware of any patents and trademarks which our products or their use might infringe, we cannot be certain that infringement has not or will not occur. We could incur substantial costs, in addition to the great amount of time lost, in defending any patent or trademark infringement suits or in asserting any patent or trademark rights, in a suit with another party.


Risks Related to this Offering

The market price for our Common Stock is below the offering price for this Series B Convertible Preferred Stock, which could render us unable to sell shares in this offering.


         We are offering to sell shares of Series B Convertible Preferred Stock at the price on the cover page of this prospectus, whereas the market price for our Common Stock, which is the underlying stock into which the Series B Preferred Stock is convertible on a share-for-share basis, is currently lower than the stated offering price of our Common Stock. Moreover, our Common Stock has experienced considerable volatility in price, and if the market price continues to be below the offering price, prospective investors may choose to purchase shares of our Common Stock on the open market rather than shares of Series B Convertible Preferred Stock from this offering. If this happens, the amount of financing we receive from this offering could be significantly reduced, and we may be unable to raise any funds from this offering.


The price of our Series B Convertible Preferred Stock is likely to be volatile and subject to wide price fluctuations.


         Historically, the market price of our Common Stock has been, and will likely continue to be, subject to wide price fluctuations. Because the Series B Preferred Stock is convertible into shares of our Common Stock, the underlying value of your Series B Preferred Stock is similarly volatile and subject to wide price fluctuations. If our revenue does not grow or grows more slowly than we anticipate, or if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or some other event adversely affects us, the market price underlying your Series B Convertible Preferred Stock could decline. In addition, if the stock market in general experiences a loss in investor confidence or otherwise fails, the market price of our Common Stock could fall for reasons unrelated to our business, results of operations and financial condition. Consequently, investors might be unable to resell their shares at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the subjects of securities class-action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

This is a best-efforts offering, and we may not raise enough capital from the sale of our Series B Convertible Preferred Stock to adequately fund our planned method of growth and expansion.


         The underwriters, Alexander, Wescott & Co., Inc. and Hyperion Partners Corp. are not obligated to purchase any number or dollar amount of shares at any time. While the underwriters have separately agreed to use their best efforts to sell on our behalf all of the Series B Convertible Preferred Stock offered, there can be no assurance that all of the shares offered will be sold. Our inability to obtain adequate financing may impede our growth and thus negatively affect the return on your investment in our securities.


Sales of a substantial amount of our capital stock after this offering could cause our stock price to fall.


         Sales of a substantial number of shares of our capital stock in this offering and thereafter could cause our stock price to fall, which could impair our ability to raise capital through the sale of additional stock.

We may not have enough authorized shares of common stock.

         If our shareholders do not approve an amendment to the articles of incorporation increasing the number of authorized shares of common stock, we may not be able to fully subscribe this offering. We currently have 18,788,596 fully diluted shares of common stock outstanding, including the conversion of warrants, options, and preferred stock. We are offering 6,400,000 shares of fully diluted common stock pursuant to this offering. If our shareholders do not approve an amendment to the articles of incorporation increasing the number of authorized shares of common stock, we may be limited to selling only 910,830 shares of Series B Convertible Preferred Stock pursuant to this offering. We have not yet scheduled a shareholder meeting in order to amend the articles of incorporation; however, we plan to do so in the near future.

Due to the current price of our Common Stock, we may be delisted from the NASDAQ SmallCap Market.

         Our stock may be delisted by the NASDAQ SmallCap Market if the price of our stock remains under $1.00 per share for a successive ninety-day period. To date, the price of our common stock has been under $1.00 for twenty-four consecutive days. If we are delisted, it could have a materially adverse effect on the market for and the price of our stock.


Holders of the Series A-1 and Series A-2 Convertible Preferred Stock enjoy liquidation rights that are senior to the liquidation rights of investors in this offering.


         Holders of the Series A-1 and Series A-2 Convertible Preferred Stock enjoy liquidation rights that are senior to the liquidation rights of investors in this offering. These investors have a right to receive an amount equal to the stated value of their shares ($1,000), plus any accrued and unpaid dividends that they are entitled to receive, out of any assets liquidated in the event of our dissolution. Nonetheless, holders of Series B Convertible Preferred Stock will enjoy dividend and liquidation rights senior to holders of Common Stock, and on a pari passu basis with respect to future holders of any new series of Preferred Stock.

You will experience substantial dilution when the holders of the Series A-1 and Series A-2 Convertible Preferred Stock convert their shares into Common Stock.

         You will suffer substantial dilution upon the conversion of shares of Series A-1 and Series A-2 Preferred Stock. Both series are immediately convertible into Common Stock at the lesser of the fixed price of $4.50 for the Series A-1 and $5.91 for the Series A-2, or at the variable conversion price determined as follows: (1) following the first anniversary date and before the second anniversary date, the amount of 80% of the average of the three lowest closing prices over the 22 days prior to conversion, and (2) thereafter and before the day prior to the third anniversary date, the amount of 70% of the average of the three lowest closing prices over the 45 trading days prior to conversion. All shares of Series A-1 and Series A-2 Preferred Stock are subject to automatic conversion into Common Stock three years from the date of purchase. At the current variable conversion price, holders of Series A-1 and Series A-2 Preferred Stock could convert their shares into 6,380,504 shares of Common Stock.

There is no minimum conversion price at which the Series A-1 and Series Preferred Shareholders may convert.

         As of September 19, 2001, there were 861 shares of Series A-1 Preferred Stock outstanding and 1,670 shares of Series A-2 Preferred Stock outstanding. At the current variable conversion price, holders of Series A-1 and Series A-2 Preferred Stock could convert their shares into 6,380,504 shares of Common Stock. Because there is no minimum conversion price, if the current market price of our Common Stock decreases, the variable conversion price will also decrease, thereby increasing the number of shares of Common Stock into which the Series A-1 and Series A-2 Preferred Stock will convert.


                           FORWARD-LOOKING STATEMENTS


         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or our future performance. You are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date of this prospectus. Forward-looking statements usually contain the words "estimate," "anticipate," "believe," "expect," "plan," or similar expressions, and are subject to numerous known and unknown risks and uncertainties. In evaluating these statements, prospective investors should carefully review various risks and uncertainties identified in the Risk Factors section beginning on page 5 of this prospectus, as well as the matters set forth in our annual report on Form 10-KSB for the year ended December 31, 2000, our quarterly report on Form 10-QSB for the six months ended June 30, 2001, and our other SEC filings. These risks and uncertainties could cause our actual results to differ materially from those indicated in the forward-looking statements. We are under no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

                                 USE OF PROCEEDS


         If the entire offering is sold, the net proceeds from the sale of the securities we are offering, after deducting possible expenses and underwriting fees, are estimated to be approximately $4,220,000. We are estimating that the entire offering will be sold using two underwriters at a combined cost of 10.00% for their fees, or $480,000, plus $100,000 of other expenses.

         The net proceeds have been calculated using an aggregated maximum offering price of $4,800,000 and then deducting $580,000 in expenses. There is no guarantee that we will receive any proceeds from this offering. The following table presents how we intend to use the proceeds of 100% of the offering, minus expenses and underwriting fees. If we do not raise the maximum amount of financing in this offering we plan to use the proceeds of this offering according to the percentages listed below. Moreover, if we are unable to amend our Articles of Incorporation to increase the number of authorized shares of Common Stock, we plan to use the proceeds of this offering, up to the sale of 910,830 shares of Series B Preferred Stock, according to the percentages listed below. However, we retain the right, in our sole discretion, to change the manner in which we allocate the proceeds received in this offering. We expect to use the net proceeds over a 12-month period in approximately the following amounts and percentages:

--------------------------------------------------------------------------------
Net Proceeds:                         $ 4,800,000              Percentage
--------------------------------------------------------------------------------
Overseas Factory                      $   399,560                  8.33%
Product Distribution                  $   800,330                 16.67%
Product Engineering                   $   399,560                  8.33%
Product Marketing                     $ 1,120,490                 23.34%
Acquisitions                          $   999,730                 20.83%
Working Capital                       $   500,330                 10.42%

Expenses:
Underwriting Fees                     $   480,000                 10.00%
Legal & Accounting Fees               $    90,000                  1.88%
Miscellaneous                         $    10,000                  0.20%
--------------------------------------------------------------------------------

Totals:                               $ 4,800,000                100.00%


         The above listed use of proceeds represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business operations, our current plans and current economic conditions. Future events, including the problems, delays, expenses and complications frequently encountered by emerging companies, as well as changes in regulatory, political and competitive conditions affecting our business and the success or lack thereof of our marketing efforts, may make shifts in the allocation of funds necessary or desirable. The following represent the use of our proceeds:


o Overseas Factory: The Taiwanese government is currently providing a 30-60% rebate to purchasers of electric scooters. Last year, approximately 800,000 scooters were sold in Taiwan, and approximately 5,000 of these were electric. However, most of the participants in this industry are small businesses. We are currently contracting with factories in Taiwan for the manufacture of bicycle and scooter parts. We anticipate completing agreements to fully manufacture electric scooters and motorcycles in Taiwan to be able to tap into this market and supply low-cost units for international distribution. We estimate required proceeds for the establishment of a factory of our own in Taiwan to be $399,560.

o Product Distribution: One of our primary goals is to expand upon and dominate the Electric Vehicle distribution network. Unfortunately, dealers are often hesitant to provide their own financing to contribute to this network. As a solution, we are contemplating a strategy that would allow us to provide financing for our dealers who would like to participate as regional distribution centers for ZAP(R). We anticipate that we will need $800,330 to implement this strategy.

o Product Engineering: Capital improvement, such as new molds, jigs, and assembly systems, will provide efficiency, improve uniformity, and lower costs. New products, such as an electric wheelchair retrofit, and new models of the Zappy(R) electric scooter, as well as other personal electric vehicles, including water scooters, are being developed. We estimate that the proceeds necessary for these capital improvements and new products to be $399,560.

o Product Marketing: Our marketing strategy is based on a superior product, consistent quality and the delivery of a unique name and image. However, we also recognize that competition is imminent as the market for Electric Vehicles becomes more mature. Consequently, marketing support, through tradeshows, printed materials, and conventional media support packages, including radio, television, and billboard advertising, needs to be implemented to ensure our success in retaining market leadership, promoting our dealer network, and attempting to guarantee that our ZAP(R)products are the preeminent Electric Vehicle brand name in the industry. Lobbying efforts are also required to continue our forward-progress in establishing governmental incentives for our Electric Vehicle product line. In addition, we plan to develop and air two infomercials highlighting our products. We estimate the necessary proceeds to implement this marketing campaign to be $1,120,490.

o Acquisitions: We anticipate that we will be acquiring other companies that either complement our product line, increase the capability and scope of our distribution networks, or provide us product advantages over our competitors. One such possibility concerns our recent negotiations with PowerQwest, Inc., an Atlanta-based company that manufactures and sells electric garden tools. While we have not yet entered into a definitive agreement with PowerQwest, we are hopeful that the acquisition will be effected prior to the close of 2001. We anticipate the requisite proceeds for the PowerQwest deal, as well as any others, to be $999,730.

o Working Capital: We will require $500,330 for working capital in order to grow our business through infrastructure and management resources called for by our program for expansion.

                                 DIVIDEND POLICY


         Holders of our Series A-1 and Series A-2 Preferred Stock are entitled to receive 6% cumulative dividends of the stated value of the Series A-1 and Series A-2 Preferred Stock, payable in cash or stock (at our option). Dividends are payable upon June 30 of each year and accrue if not paid. Following payment in full of the Series A-1 Preferred Stock cumulative dividend and the Series A-2 Preferred Stock cumulative dividend, holders of Series B Preferred Stock are entitled to receive a dividend, payable in cash or stock (at our convenience) at a rate of 8% per annum of the stated value of the Series B Preferred Stock. Dividends are payable upon June 30 of each year and accrue if not paid. No dividends or other distributions shall be paid with respect to the Common Stock until the entire amount of the Series A-1, Series A-2, and Series B Dividend Preferences shall have been declared and paid.

         We do not intend to declare or pay any cash dividends in the foreseeable future on our Common Stock. We presently intend to retain all other future earnings, if any, to fund the development of our business. Cash dividends, if any, that may be paid in the future to holders of Common Stock will be payable when, as and if declared by our Board of Directors, based upon our Board's assessment of our financial condition, our earnings, our need for funds and other factors including any applicable laws.


                      MARKET FOR REGISTRANT'S COMMON STOCK
                     EQUITY AND RELATED STOCKHOLDER MATTERS


         Our Common Stock has been listed in the NASDAQ Small Cap stock exchange under the symbol "ZAPP" since May 22, 2000. From March 11, 1998 to May 22, 2000, our Common Stock was listed on the OTC Bulletin Board under the same symbol. Prior to March 11, 1998, there was no public market for our Common Stock.

         As of September 11, 2001, there were 7,400,080 shares of Common Stock outstanding held by 1,911 shareholders. The following table sets forth the high and low prices of the Common Stock as reported on the OTC Bulletin Board through the second quarter of 2000, and the high and low prices per share as reported on the NASDAQ Small Cap Stock exchange for the third quarter of 2000 through September 4, 2001.


                           2001                 2000                 1999
                     High        Low       High       Low       High       Low
                     ----        ---       ----       ---       ----       ---
                   (through
                    9/4/01)

First Quarter        3.06        1.12     $10.00     $8.00      $4.37      $3.06
Second Quarter       2.55        0.90       6.00      5.43       8.75       4.25
Third Quarter        1.75        0.51       5.87      5.31       6.88       5.00
Fourth Quarter         -          -         3.25      2.50      18.25       5.00

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes that are included later in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the "Risk Factors" section or other parts of this prospectus.

Overview


         We design, assemble, manufacture and distribute electric vehicles, including electric scooters, electric bicycles, electric wheelchairs, and electric water scooters, as well as other personal electric and non-electric transportation vehicles. We also manufacture several types of electric motor kits and install motor systems to bicycles and scooters at our Sebastopol, California facilities.

         We plan to become a profitable electric transportation company and utilize our technology and products while improving the environment. Our initial objective is to establish ourselves as the dominant manufacturer and market leader of personal electric and other Zero Air Pollution(R) vehicles. To achieve this objective, we plan to:


o improve our existing products and develop new products by forming manufacturing alliances with offshore partners to assure low-cost production;

o        expand our existing distribution system;

o        strengthen existing marketing efforts; and

o form partnerships with or acquire companies that offer services or products we consider crucial to our success in the electric vehicle industry.


         The achievement of our objectives is highly dependent on many factors, including:

o our ability to maintain the quality of and improve our existing products;


o our ability to produce attractive new products, either on our own or with companies that we form partnerships with or that we acquire; and


o our ability to raise the necessary capital to develop and produce new products, as well as strengthen and expand our distribution network.

         In order to augment these goals, we have obtained the services of Harry
R. Kraatz, a member of our board of directors and a specialist in conducting work-outs for turnaround companies. Mr. Kraatz has taken over our day-to-day operations with the immediate goals of decreasing costs and forging new streams of product distribution. Mr. Kraatz was hired as a result of the temporary leave-of-absence of Mr. Gary Starr, our Chief Executive Officer. While Mr. Starr maintains contact with us, and actively continues his duties as a member of the board of directors, he is not presently in charge of our day-to-day activities. We anticipate that Mr. Starr will return to his full-time duties as Chief Executive Officer in the near future.


Distribution

         We sell our electric vehicles to retail customers, international distributors, law enforcement agencies, electric utility companies, bicycle dealerships, motorsport dealers, auto dealers, sporting goods stores, specialty dealers and foreign distributors. In addition, we sell our electric vehicles through mail order catalogs and to selected customers on various credit terms and on a cash-only delivery basis. We also sell our electric vehicles through the internet.


         Part of our growth strategy is to increase net sales by increasing distribution channels through our Web site, http://www.zapworld.com, retail organizations, and domestic and overseas wholesale distributors. In addition, we plan to set up ZAP outlet and specialty stores to assist in the retail sales arena. In July 1999, we created two wholly-owned subsidiaries, Zapworld Stores, Inc. and Zapworld Outlets, Inc., to oversee acquired and franchise stores, respectively. As a result, we have opened several distribution stores in California and Montreal that market our products. We are encouraged by their progress and anticipate future growth in these stores, as well as new stores that we intend to open. As these stores progress, we are considering the creation of a traditional distribution network, with small- to medium-sized retail outlets supplied by regional distributors. In order to further this process, we are also evaluating the creation of a distribution system similar to that of an automobile dealership. In addition to this traditional method, we plan to expand the scope of our internet selling and marketing efforts.


Mergers and Acquisitions


         In order to enter new markets, we implemented a plan to increase product diversity via mergers and acquisitions. Other positive effects resulting from this expansion plan include increased sales support, as well as increased technological resources and manpower to aid in new product development. Our merger and acquisition activities are summarized below.

         On October 6, 2000, we completed our purchase of Electric Motorbike, Inc. We issued 140,000 shares of our Common Stock and $100,000 in cash as the final purchase price.


         On June 24, 2000, our shareholders approved our acquisition by merger of Aquatic Propulsion Technology, Inc., a Bahaman corporation which sells electric water scooters. We acquired all of Aquatic Propulsion Technology, Inc.'s technology rights, including 5 patents on electric sea scooters, as well as all of Aquatic Propulsion Technology, Inc.'s assets and current operations in exchange for 120,000 shares of our Common Stock, and the assumption of Aquatic Propulsion Technology, Inc.'s liabilities of approximately $500,000. The contractual acquisition was completed as of July 1, 2000, and the merger documents were filed with the California Secretary of State as of August 8, 2000.

         In order to access new markets, we also acquired two rental/retail operations in 1999: Big Boy Bikes, a bicycle rental business in Key West, Florida, and American Scooter and Rental, a bicycle rental business in San Francisco, California. We created a wholly-owned subsidiary, Zapworld Stores, Inc., to operate these operations. Zapworld Stores, Inc. accounted for 5%, or $316,000, of our total revenues during 1999, with a gross profit margin of 34%, but a net loss after all expenses. The lease for the Key West store expired in February 2000, and at that time all the assets for that store were sold. In October 2000, we ceased operating our store in San Francisco, California.


         EmPower, Inc., a design and manufacturing business of proprietary electric scooters, was acquired in December 1999 to provide new technologies and broaden product lines. We acquired Electric Vehicle Systems, Inc., an electric vehicle development business, in February 2000. This acquisition brought us into a new product area, the patented Powerski(R). Finally, ZAP of Santa Cruz, a bicycle rental business in Santa Cruz, California, was acquired in March 2000.


         In 1999 and in the early part of 2000, we held discussions with Global Electric MotorCars, LLC, the largest manufacturer of Neighborhood Electric Vehicles, regarding a potential merger between our company and Global Electric MotorCars, LLC. While both companies have mutually agreed to terminate further merger discussions, we did enter into a distribution agreement with Global Electric MotorCars, LLC, to sell its GEM(TM) Neighborhood Electric Vehicle at select Zapworld locations. In addition, we continue to discuss strategic alliances with other potential manufacturers of Neighborhood Electric Vehicles.


         In addition to the mergers and acquisitions effected above, we are in negotiations for a possible merger with PowerQwest, Inc., an Atlanta-based company that manufactures and sells electric garden tools. As the negotiations now stand, we have until December 31, 2001 in order to conduct our due diligence and effect the merger. In addition, we intend to offer PowerQwest a bridge loan in the amount of $750,000, which shall only be subject to repayment if the merger is not effected. Under the merger terms, PowerQwest will receive 40% of our capital stock on a diluted basis, in exchange for which we will receive 100% of PowerQwest stock.

         Our strategy is to continue to develop products with the goal of being the low-cost leader in the industry. Product improvements, new product introductions, and the development of the Zap Electric Vehicle Outlet(R) franchise network continue to fortify our presence in the electric vehicle industry.


Partnerships or Strategic Alliances

         Our growth plan for the future includes strengthening our production facilities and distribution channels through forming partnerships or strategic alliances with businesses, factories or manufacturers in related industries.

         On August 9, 2000, we entered into an agreement with a manufacturer located in the People's Republic of China to work toward establishing production facilities that would allow full assembly of the Zappy(R) in China. Our initial plan is to sell these Zappy(R) products within China, but we may also transport these Zappy(R) products to the United States or other parts of the world for distribution.

         On September 1, 2000, we received an order for approximately 15,000 Zappy(R) scooters and bicycle power-systems from Oxygen SpA of Italy. However, in June 2001, due to Oxygen SpA's cash deficiencies, we agreed to the return of approximately 2,000 units of the remaining product. Provided Oxygen SpA can resolve its cash-shortage problems, we would like to have Oxygen SpA serve as our exclusive distributor in Italy and other select European countries.


         We plan to grow our business by forming exclusive alliances with leading developers of electric vehicle technologies, structuring joint ventures with strong manufacturing partners around the world, creating alliances with governmental and private entities that support the electric vehicle industry, acquiring other electric vehicle companies, setting up various electric vehicle distribution networks through possible franchising and creating additional electric vehicle superstores, otherwise known as Zap Electric Vehicle Outlets(R).

         We are also considering a plan to establish ZAP Financial Services(TM), a finance company for our dealers and retail customers.

         At the present time, there are no bankruptcy, receivership or similar proceedings against our company. In addition, we are not presently participating in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets that is not within the ordinary course of our business.

Results of Operations

         The following table sets forth, as a percentage of net sales, certain items included in our Income Statements for the periods indicated. For further information please see the section of this document entitled "Financial Statements."

                                      Year ended            Year ended        Six Months ended     Six Months ended
                                   December 31, 2000     December 31, 1999      June 30, 2001       June 30, 2000
                                   -----------------     -----------------      -------------       -------------
Statements of Operations Data:
Net sales.........................        100%                100.0%                100%                 100%

Cost of Sales.....................       (63.2)               (69.1)               (98.8)               (63.6)

Gross profit......................        36.8                 30.9                  1.2                 36.4

Operating expenses................        54.1                 54.3                 111.8                61.1

Loss from operations..............       (17.2)               (23.4)               (110.6)              (24.7)

Other income (expenses)                    2.0                  (2.9)                 1.0                  1.7

Loss before income taxes..........       (15.2)               (26.3)               (109.6)              (23.0)

Provision for income taxes........         0.0                   0.0                  0.0                  0.0

Net Loss..........................       (15.2)               (26.3)               (109.6)              (23.0)

Year Ended December 31, 2000, Compared to Year Ended December 31, 1999


         Net sales for the year ended December 31, 2000 were $12.4 million compared to $6.4 million in the prior year, an increase of $6 million or 93%. We experienced such a dramatic increase due to a vastly expanded customer base with larger retailers and distributors plus the addition of new products in 2000. Fourth quarter sales for 2000 increased $2.3 million over the fourth quarter in 1999, which can be attributable to exceptionally strong holiday sales. Internet sales were $602,800 and $259,100 in 2000 and 1999, respectively. This represented a 133% increase for 2000. A total of $1.1 million in products was sold to one customer during the year ended December 31, 2000, representing 9% of sales. In the year ended December 31, 1999, $680,000, or 11% of net sales, was sold to one customer.


         Gross profit increased as a percentage of net sales to 37% from 31% during the year ended December 31, 2000. The increase is primarily due to product mix and is also the result of our emphasis to improve product margins through greater cost controls and production efficiencies. It should also be noted that the gross profit percentage in 1999 was adversely impacted as the result of a one-time sale to a large distributor at a significant discount in the third quarter of 1999.


         Selling and marketing expenses in 2000 were $2.2 million. This was an increase of $1 million or 83% from $1.2 million in 1999. This increase was due to higher salaries and benefits as a result of expanding sales and marketing personnel and greater expenses for marketing and promotional items. As a percentage of sales, selling expenses remained consistent at 18% for both 2000 and 1999.

         General and administrative expenses for 2000 were $3.8 million as compared to $1.9 million in 1999, which represents an increase of $1.9 million. As a percentage of sales, the General and Administrative Expenses remained fairly consistent at 30% of sales for 2000 and 1999. The increase in 2000 was due to higher salaries and benefits, greater expenses for consulting and temporary labor, higher depreciation and amortization expenses as a result of acquisitions, increased general and liability insurance premiums which are partially calculated on net sales for the year and finally due to higher rent expense.


         Research and development was $698,800 in 2000 as compared to $364,600 in 1999, which represents a $334,200 or 92% increase. As a percentage of net sales, Research and Development remained consistent at 6% in 2000 and 1999. The overall increase during the year was due to higher salary expense and greater R&D activities.

         Other income increased $188,000 from $81,000 in 1999 to $269,000 in 2000. This increase can be attributed to $121,000 for higher interest earned on a commercial paper money market fund from the proceeds of the issuance of Preferred Stock. We also received a $67,000 grant during the year from a state agency for a Neighborhood Electric Vehicle demonstration.

         Interest Expense was $20,700 for the year ended 2000, which represents a $246,300 decrease from $267,000 in 1999, which is the result of lower outstanding debt in 2000.

Liquidity And Capital Resources


         We used cash from operations of $3.7 million and $1.5 million during the years ended December 31, 2000 and 1999, respectively. Cash used in operations in 2000 was the result of the net loss incurred for the year of $1.9 million, offset by net non-cash expenses of $725,000, and the net change in operating assets and liabilities resulting in a further cash use of $2.5 million. Cash used in operations in 1999 was the result of the net loss incurred for the year of $1.7 million, which was offset by net non-cash expenses of $637,000, and the net change in assets and liabilities resulting in a further use of cash of $407,000.

         Investing activities used cash of $528,000 during the year ended December 31, 2000. Investing activities used cash for the purchase of fixed assets, additional capitalized patent costs, intangibles and the purchase of Electric Motorbike, Inc. In the year ended December 31, 1999, investing activities provided cash of $602,000, which was principally due to proceeds from the emPower acquisition.


         Financing activities provided cash of $4.5 million and $3.6 million during the years ended December 31, 2000 and 1999, respectively. In 2000, we received $4.5 million in proceeds from the issuance of $5 million of Series A-1 and Series A-2 Convertible Preferred Stock to a small group of private investors. The Series A-1 and Series A-2 Convertible Preferred Stock may be converted into Common Stock over a three-year period at a specified or variable price, which is contained in the Securities Purchase Agreement with Union Atlantic. See section entitled "Exhibits" for more information. A dividend is also attached to the stock at a rate of 6% per annum. The dividend is payable in Common Stock or cash at our discretion on June 30 each year or when the Series A-1 and Series A-2 Preferred Stock is converted into Common Stock. The private investors also received warrants that expire in five years to purchase an additional 1.2 million shares of Common Stock at an exercise price ranging from $5.43 to $5.98. In 1999, cash was provided by the sale of Common Stock in the amount of $1.8 million. Cash provided by the sale of stock in 1999 was partially used to extinguish notes payable to individuals of $361,900. At December 31, 2000, we had cash of $3.5 million as compared to $3.2 million at December 31, 1999. Our working capital at December 31, 2000 was $7.1 million compared to $4.5 million at December 31, 1999. The increase in cash and working capital is primarily due to financing provided by private placement investments.


         We believe existing cash and cash equivalents will be sufficient to meet our operating requirements for at least the next six months, however we may sell additional equity or debt securities to further enhance our liquidity position.


Seasonality

         Our business is subject to seasonality influences. Sales volume in this industry typically slows down during the winter months of November through March in the U.S. However, we are marketing worldwide, which mitigates the impact of U.S. seasonality.

Inflation

         Our raw materials are sourced from stable, cost competitive industries. As such, we do not foresee any material inflationary trends for our raw material sources. However, with the low unemployment rate currently seen in Sonoma County, California, we expect that current wage rates will be driven up due to competitive pressures from other local manufacturing companies. However, with our recent focus on outsourcing our manufacturing requirements to overseas facilities, we anticipate that our reliance on domestic production will decrease.

Six Months Ended June 30, 2001, Compared to Six Months Ended June 30, 2000

         Net sales for the six months ended June 30, 2001 were $3.0 million compared with $4.2 million in the six months ended June 30, 2000, a decrease of $1.2 million or 29%. The decrease in sales is primarily attributable to decreased demand for our products and a large number of sales returns from customers due to the poor worldwide economy.

         Gross profit dollars decreased in the first six months of 2001 to $35,000 from $1.5 million in the first half of 2000. As a percentage of sales, gross profit decreased to 1.2% in the first half of 2001 compared with 36% in the first six months of 2000. The decrease in gross margin percentage can be attributed to intense competition in the marketplace where sales were made at low margins in order to move the products.

         Selling expenses for the six months ended June 30, 2001 were $732,000 as compared to $748,000 for the six months ended June 30, 2000. This was a decrease of $16,000 or 2.1% from 2000 to 2001. The decrease was primarily due to fewer salaries for sales personnel. As a percentage of sales, selling expenses increased from 17% of sales to 25% of sales.

         General and administrative expenses for the six months ended June 30, 2001 were $2.2 million. This is an increase of $715,000 or 48% from 2000. As a percentage of sales, general and administrative expense increased to 75% from 36% of net sales. Expense increases during the first six months of 2001 as compared to the first six months of 2000 were due to higher salaries and benefits, greater depreciation and amortization due to business acquisitions in the later half of 2000, and higher legal and professional fees due to the necessary enforcement of our patent and copyright rights in the first quarter of 2001.

         Research and development expenses increased $49,000 or 16% in the first six months of 2001 as compared to the first six months of 2000. As a percentage of net sales, research and development increased to 12% of sales in the first six months of 2001 as compared to 7% of sales in the first six months of 2000. Increased personnel and facilities costs incurred primarily in the first quarter to accommodate new product development and improve existing products led to higher costs in the first six months of 2001.

         Interest income decreased $17,000 in the first six months of 2001 as compared to the first six months of 2000 due to lower available cash balances.

         Other expense increased $25,000 from the first six months of 2000 to the first six months of 2001 primarily due to higher interest expense for the period.

Liquidity and Capital Resources

         In the first six months of 2001, net cash used by us for operating activities was $2.2 million. In the first quarter of 2000, we used cash from operations of $766,000. Cash used in the first half of 2001 consisted of the net loss incurred for the period of $3.2 million offset by net non-cash expenses of $445,000 and the net change in operating assets and liabilities provided cash of $582,000. Cash used in operations in the first six months of 2000 consisted of the net loss incurred for the period of $960,000, offset by net non-cash expenses of $196,000, and the net change in operating assets and liabilities resulting in a use of cash of $2,000.

         Investing activities used cash of $122,000 and $411,000 during the first six months ended June 30, 2001 and 2000, respectively. The uses of cash were for the purchase of fixed assets and patents, and the acquisition of additional technology.

         Financing activities used cash of $2,000 and provided funds of $192,000 during the first six months ended June 30, 2001 and 2000, respectively. In both years, cash in financing activities resulted from the sales of common stock, $5,000 and $217,000 for the first six months ended June 30, 2001 and 2000, respectively, offset by principal payments on outstanding debt.

         During 2000, we issued 3,000 shares of Series A-1 Preferred Stock Series and 2,000 shares of Series A-2 Preferred Stock. Both series are immediately convertible into common stock at the lesser of the fixed price of $4.50 for the Series A-1 and $5.91 for the Series A-2, or at the variable conversion price determined as follows: (1) on or before the first anniversary date, the amount of 85% of the average of the three lowest closing prices over the 22 trading days prior to conversion, (2) thereafter and before the second anniversary, the amount of 80% of the average of the three lowest closing prices over the 22 days prior to conversion, and (3) thereafter and before the day prior to the third anniversary date, the amount of 70% of the average of the three lowest closing prices over the 45 trading days prior to conversion. As of June 30, 2001, there were 861 shares of Series A-1 Preferred Stock outstanding and 1,670 shares of Series A-2 Preferred Stock outstanding. Dividends are cumulative and accrue at 6% per year and are payable on June 30th of each year or on conversion date. Dividends are payable in cash or in common stock at our option. All shares of Series A-1 and Series A-2 Preferred Stock are subject to automatic conversion into common stock three years from the date of purchase. In March of 2001, the board of directors voted to temporarily discontinue honoring the conversions, as we believed that the conversion price for the Series A-1 Convertible Preferred Stock was intended to be the fixed $4.50 per share (without the alternative variable conversion price). As a result, a dispute arose between the representatives of the Series A-1 Convertible Preferred Stockholders, Ridgewood ZAP LLC, and us, which was settled on June 28, 2001. See "Legal Proceedings" section.

         On June 30, 2001, we had cash and cash equivalents of $1.2 million as compared to $2.2 million on June 30, 2000. On June 30, 2001, we had working capital of $3.9 million as compared to working capital of $3.8 million on June 30, 2000. The decrease in cash in the first six months of 2001 from the first six months of 2000 are mostly due to the losses incurred by us during the period. We, at present, do not have a credit facility in place with a bank or other financial institution.

         We may not be able to meet our future cash requirements for the rest of the current fiscal year unless new financing is obtained. If we do not obtain short-term financing, we may not be able to continue as a viable concern. Some options now being pursued by us for financing are additional equity contributions and/or short-term loans with existing and outside investors. Toward this end, we have held discussions with various parties, but no formal agreements have been reached to date. Although we believe that we will be able to obtain financing to meet future cash requirements, there can be no assurances that we will be successful.

         In addition to the above working capital needs, our other capital needs are to fund our growth strategy, which includes increasing our shopping mall presence, improving and increasing distribution channels, establishing company owned and franchised ZAP stores, introducing new products, improving existing product lines, and developing a strong corporate infrastructure.

Seasonality and Quarterly Results

         Our business is subject to seasonal influences. Sales volumes in the bicycle industry typically slow down during the winter months, November to March, in the U.S. As we are marketing worldwide, we are not fully subject to the dictates of U.S. seasonality.

Inflation

         Our raw materials are sourced from stable, cost-competitive industries. As such, we do not foresee any material inflationary trends for our raw material sources.

                             DESCRIPTION OF BUSINESS


         We incorporated under the laws of the State of California, on September 23, 1994, as "ZAP Power Systems." On May 16, 1999, we changed our name to "Zapworld.com" in order to increase our visibility in the world of electronic commerce. We subsequently changed our name to ZAP on June 18, 2001 in order to reflect our growth and entry into larger, more traditional markets. We have grown from offering a single product line to providing a full line of electric vehicle products. At our Sebastopol, California facilities, we design, assemble, manufacture and distribute electric vehicles, including electric scooters, electric wheelchairs, electric water scooters, bicycle power kits, electric bicycles and tricycles, electric motorcycles and other personal electric and non-electric transportation vehicles. As noted, we are closing most of our domestic manufacturing operations, as we have obtained lower-cost overseas arrangements.


Principal products or services and their markets


         We look to develop and commercialize electric vehicles and electric vehicle power systems that have underlying practical and environmental advantages over available internal combustion modes of transportation. We further aim to develop electric vehicles and electric vehicle power systems that can be produced on an economically-competitive basis. In addition to broadening our electric vehicle product line, we are now ready to take aim at the electric wheelchair market and at the electric water scooter market, in addition to our expansion into:


New Product Development

o        Lepton(TM)

         The Lepton is similar to a gas 50cc type scooter (e.g., the "Moped" overseas in Europe and, to lesser extent, in America). With a top speed of approximately 30 miles per hour. We are the domestic distributor for the Italian scooter manufacturer and expect sales primarily in resort and university locales.

o        E-Bike Chopper(TM)

         The E-Bike Chopper(TM) is a lower priced Lectra(TM) with a styling similar to the "chopper" style motor bikes.

o        PowerSki(R)

         The Powerski(R) is an electric motor device designed to pull an in-line skater, skateboard, or roller skater along the road or pathway. This device was developed by Electric Vehicles Systems, a company we purchased in the first quarter of 2000.

o        Swimmy(TM)

         We expect to unveil our new Swimmy(TM) Water Scooter in the near future. This water-borne electric propulsion device is designed to assist or pull swimmers and snorkelers, providing a fun boost up to 2.5 MPH on the surface or underneath water. We already manufacture a Sea Scooter(TM) for scuba divers, but believe there will be a strong demand for a swimming pool version that children and fitness swimmers can use.

o        Electric Pedi-Cab(TM)

         We distribute the Electric Pedi-Cab(TM), which can be pedaled like a regular ped-cab and has the ability to travel electrically at speeds up to 15 miles per hour.

o        Micro-processor drive controllers

         We are working to develop a series of low cost micro-processor drive controllers for all of our electric vehicles, which we believe will increase efficiency and lower costs.

o        Zappy-Turbo(TM)

         We introduced our new Zappy-Turbo(TM) at the Long Beach Action Sports Retail (ASR) Expo in February 2001. The Zappy-Turbo(TM) is a turbo-charged Zappy(R) with a new electric propulsion system that offers an improved acceleration and hill climbing and has a high performance mode that allows the scooter to reach speeds of 19.5 miles per hour.

o        ZapAdapt(TM)

         We developed the ZapAdapt(TM), which is an electric assist for wheelchairs. The motor device attaches to manual wheelchairs, providing an affordable, convenient means of power-assist without buying a fully powered wheelchair.

o        Powerbike(R)

         The Powerbike(R) is primarily a mountain bike, with a new and improved electric motor attached, designed to appeal to the low cost mass merchant.

Our Principal Products

o        Electric Scooters

         The Zappy(R) is a stand-up, portable, lightweight scooter featuring a 12-volt battery with a built-in charger and a collapsible frame.

         Its patented design includes a unique folding mechanism and proprietary circuitry which increases the efficiency and range of the vehicle. Zappy Mobility(TM) is a low-cost electric scooter with a seat designed for the aging baby boomer market. The Zappy(R) accounts for over 70% of our sales. All Zappy(R) scooters are produced at our Sebastopol, California assembly plant. In an attempt to diversify the risk of the production of the Zappy(R), we are working with our foreign partners in Taiwan and China to expand production of the Zappy(R) and other new products. On August 30, 2000, our sourcing engineer moved to Taiwan to assist in establishing a production facility and implementing quality control measures. We presently rely on a single supplier to provide 80% of the materials for the Zappy(R).


o        Power Assist Retrofit Kits

         This product enables bicyclists to ride their existing bicycles more often by providing additional power to overcome hills or headwinds. We currently offer a number of different power assist retrofit kits. These kits include dual or single motors, a sealed maintenance-free battery, a one or two-speed controller and an automatic battery charger.

         The ZPS-2 power system is designed for mountain, road and cruiser type bicycles. The ZPS-T is designed for tricycles.

         A motor kit may have up to 62 unique parts. The electric motor kit manufacturing, and installation of the motor systems to bicycles and scooters, is done at our Sebastopol, California location.


         Since 1994, the electric motors used for the electric motor kit, our Zappy(R) scooter and our electric bicycle products have been produced by an original equipment manufacturer ("OEM") in the automobile and air-conditioning industry. We have recently entered into an agreement with a manufacturer in China to manufacture motors that meet the specifications of our products. We own the proprietary rights to the mold for the motors that will be produced by this manufacturer. Motors produced by this Chinese manufacturer will come at a reduced price and have improved performance over the motors made by the OEM described above. The Chinese manufacturer will serve as a primary source of our motors, and the OEM will continue to serve as a proven secondary source for our motors.


         We have a contractual relationship with a provider of law enforcement bicycles pursuant to which we agreed to purchase at least 200 bicycles in exchange for specific exclusive distribution and pricing rights. The law enforcement bicycle producer has agreed to purchase at least 100 of our power kits in exchange for specific exclusive distribution and pricing rights.


o        Bicycles

         Our bicycles incorporate our patented power system technology. The ElectriCruizer(R) is a cruiser style bicycle that has upright comfort style handle bars and six manual gears. The Zap Powerbike(R) is a mountain bike with 18 manual gears. The ZapTrike(TM) is a three-wheeled trike which contains a larger battery and a carry basket. The Zap PatrolBike(TM) is a suspension mountain bike with built-in lights and siren.

o        Neighborhood Electric Vehicle


         Recently, the U.S. Department of Transportation classified a new type of car. This vehicle is known as the Neighborhood Electric Vehicle, or NEV. This vehicle must be electric and have a top speed of 25 miles per hour and meet minimum safety standards. We are exploring other manufacturing and distribution arrangements for the Neighborhood Electric Vehicles at this time.


o        Electric Motorcycle -- Lectra(TM)


         The Lectra(TM) is believed to be the only production ready electric motorcycle in the world. Zapworld completed the acquisition of the Electric Motorbike, Inc. in October 2000. Under the terms of the agreement, we acquired all assets, technology, engineering capabilities and customer contracts from Electric Motorbike, Inc.


Distribution

Internet and Dealership Network

         Our Web site has become known world-wide as the ultimate portal for personal electric vehicles. It has been very effective in drawing new retail, wholesale and international customers.

         We distribute our products through a network of over 350 distributors, dealers, and specialty stores worldwide.

         We sell our electric vehicles to retail customers, international distributors, law enforcement agencies, electric utility companies, bicycle dealerships, motorsport dealers, and through franchisees and mail order catalogs. Our sales to mail order catalogs and selected customers are on various credit terms, with many sales to smaller dealerships being on a cash delivery basis only.


         In July 1999, we created two wholly-owned subsidiaries, Zapworld Stores, Inc. and Zapworld Outlets, Inc., to oversee acquired and franchise stores, respectively. As a result, we have opened several distribution stores in California and Montreal that market our products. We are encouraged by their progress and anticipate future growth in these stores, as well as new stores that we intend to open. As these stores progress, we are considering the creation of a traditional distribution network, with small- to medium-sized retail outlets supplied by regional distributors. In order to further this process, we are also evaluating the creation of a distribution system similar to that of an automobile dealership. In addition to this traditional method, we plan to expand the scope of our internet selling and marketing efforts.

         In March 2001, we opened a ZAPPYLAND(TM) store in Newport Beach, California. This store is a joint venture between Donner Corporation and ZAP(R). We also intend to open additional franchise outlets in areas that do not have existing stores. To accomplish this, we have received qualification to franchise in California, Florida and Texas, and we plan to seek qualification to franchise in additional states.


         We are the U.S. distributor of the Lepton(TM) scooter that is imported from Italy. We also have agreements to distribute the Electric Pedi-Cab, the E-Kart, the Golfcycle, and other electric vehicles.


         We recently signed a distribution contract for exclusive distribution rights in South Korea for the Zappy(R), Zappy, Jr.(TM) and Powerbike(R). The contract is estimated to be worth sales of at least $500,000 for 2001. It also includes a two-year extension option.


         We have been granted exclusive market rights in selective electric vehicle markets from Evercel, Inc., in exchange for specifying that company's battery in a specific electric vehicle we make. We have no other contractual agreements with any of our other vendors.

Environmental Initiatives and Legislation

         Federal legislation has been enacted to promote the use of alternative fuel vehicles, including electric vehicles. The U.S. Energy Policy Act of 1992 provides that federal, state and public utility fleets must begin to purchase alternative fuel vehicles with major acceleration of these purchases to begin in 2000. Neighborhood Electric Vehicles qualify for this tax credit which is in place through the year 2005. The Department of Energy Clean Cities Organization has pledged to purchase 1 million alternative fuel vehicles by the year 2010. There is also a 10% federal tax credit, to a maximum of $4,000, available to purchasers of qualified electric vehicles.

         Several states have also adopted legislation that sets mandates for the introduction of electric vehicles. In 2003, the State of California will require that 4% of the cars offered for sale be electric. However, there is strong interest group opposition to this mandate. To combat this interest group opposition, many states currently offer tax credits for electric vehicles.


         The State of Arizona gives a state tax credit of up to $5,000 for electric vehicles that meet Federal Motor Vehicle Safety Standards. Neighborhood Electric Vehicles are one of the few Low Speed Vehicles that currently meet these standards. New York, Connecticut and other states in the northeastern United States have similar directives. In addition, a $3,000 state electric vehicle tax credit bill has recently been passed in California. In support of these laws, utility companies have set up over 500 free public charging stations in the state of California. High-profile retailers such as WalMart, Denny's, Costco, and Raley's have agreed to participate in the program to promote the use of electric vehicles. Other incentives such as free charging and parking in the State of Hawaii are now in place.


         Honda and Toyota have begun to offer hybrid electric vehicles through specific auto dealers in select markets. Our Management believes that these expensive high-profile electric vehicles will assist the market for low-cost electric vehicles.


         Foreign governments have also taken measures to promote the use of electric vehicles. The People's Republic of China, where we presently manufacture the Zappy(R) and the Kick(TM), gives buyers of electric scooters a rebate equivalent to 30-60% of the cost. Taiwan is considering the implementation of a Zero Emission Vehicle scooter mandate. Japan, Thailand, and Costa Rica have agreed to provide low duties on any electric vehicle sub-components. China has recently banned the licensing of new gas powered bicycles in the cities of Shanghai and Beijing. France has agreed to provide rebates of the additional cost of electric vehicles over conventional vehicles and is providing free parking to electric vehicles in Paris. Austria is providing a $150 rebate towards the purchase of electric bicycles.

         As we commercialize new transportation technology, we have been required to expend resources in educating legislators of the benefits of these vehicles. On January 1, 2000, a law we sponsored that creates guidelines for the legalized use of light electric scooters, such as our Zappy(R), went into effect in the State of California. Although many government agencies are concerned about rising global air pollution, we expect that we will need to continue to expend considerable resources in the governmental process, and there cannot be assurance that the current favorable governmental climate for these zero emission vehicles will remain in the future.


Research and Product Development

         The nature of our business has required and will continue to require expenditures for research and product development. The development and introduction of new products are essential to establishing and maintaining a competitive advantage.


         Research and development expense charged to our operations in fiscal years 2000 and 1999 was $699,000 and $365,000 respectively, and $360,000 for the six months ended June 30, 2001.

Sources and Availability of Raw Material

         Materials, parts, supplies and services used in our business are generally available from a variety of sources. However, interruptions in production or delivery of these goods could have an adverse impact on our manufacturing operations.

Licenses, Patents and Trademarks


         We have a number of patents and trademarks covering our electric vehicles. We were issued our first United States Patent on February 13, 1996, on our electric motor power system for bicycles, tricycles, and scooters (Pat. No. 5,491,390). On September 30,1997, we were issued our second United States Patent on our electric motor system (Pat. No. 5,671,821). On December 15, 1998, we were issued a utility patent for our ZAPPY(R) scooter (Pat. No. 5,848,660). On November 14, 2000, we were issued a design patent on our Zappy(R)scooter (Des. No. 433,718).

         We also hold several trademarks: the trademark Zap(R)was assigned to our company on September 23, 1994 (Reg. No. 1,794,866); the trademark ElectriCruizer(R)was registered with the United States Patent and Trademark Office on April 2, 1999 (Reg. No. 2,248,753); the Zappy(R)mark was registered on March 21, 2000 (Reg. No. 2,330,894); the PowerBike(R)mark was registered on June 1, 1999 (Reg. No. 2,248,753); the trademark Zapworld.com(R) was registered on July 25, 2000 (Reg. No. 2,371,240); the trademark Zap Electric Vehicle Outlet(R)was registered on March 28, 2000 (Reg. No. 2,335,090); and the mark Zero Air Pollution(R)was registered on February 22, 2000 (Reg. No. 2,320,346). We also acquired various pending patent applications and trademark rights from emPower, Inc. when we acquired this company on December 30, 1999. We acquired all of the assets of Electric Vehicles Systems, Inc., including the trademark PowerSki(R)(Reg. No. 2,224,640) and two U.S. Patents, (Patent No. 5,735,361 and Patent No. 5,913,373). This transaction was finalized on February 29, 2000. In addition to the patents and trademarks listed above, we have several applications pending before the United States Patent and Trademark Office. We also have several copyright registrations for various advertisements that we use to promote our products.


Backlog


         We have a $946,000 backlog of orders and purchase contracts in hand for electric vehicles as of September 4, 2001. We expect to fill our entire backlog within the current fiscal year.


Competitive Conditions

         Competition to develop and market electric vehicles has increased during the last year and is expected to continue to increase. The electric bicycle industry has four (4) major manufacturers and a large group of small manufacturers. The major manufacturers are Honda, Suzuki, Sanyo and Yamaha. They primarily sell products to Japan and Europe. The other group of manufacturers is much smaller in size and sales volume. These manufacturers have products they sell in the U.S., European, and Asian markets. There are also manufacturers of other personal electric vehicles. Our principal competitive advantages are our ownership of fundamental technology, our ability to be a low cost manufacturer through domestic and international connections, and our distribution network. We also currently benefit from our high name recognition in the electric vehicle industry coupled with a rapidly developing business on our internet site, http://www.zapworld.com. We offer one of the broadest lines of personal electric vehicles currently available. According to published reports, we believe that we currently hold the leading electric bicycle and scooter market position in the United States.

Employees


         As of September 1, 2001, we had a total of 35 full-time employees. This is a decrease of 65 employees from the beginning of 2001. As we shift manufacturing overseas, we plan to have further decreases in the number of employees. We consider our relationship with our employees to be good. None of our employees are represented by a collective bargaining unit, and we have never had a work stoppage. We believe that our future success will depend in part on our continuing ability to retain and motivate highly qualified personnel, and upon the continued service of our key technical personnel and senior management.


Development of Business

         We have grown from a single product line to a full line of electric vehicle products, and currently develop, manufacture, and market low-speed electric vehicles in over 60 countries. We have established a system to develop low cost electric vehicles to provide alternative modes of transportation as a means of providing relief from the emissions associated with gas powered vehicles and to become a leader in the emerging light electric vehicle industry. Since our founding, management has believed that the primary barrier to widespread use of electric vehicles was their high cost. To offset these high costs, our activity and revenue was initially derived from development contracts with domestic government agencies, such as the California Energy Commission, EPA, EPRI and a foreign private entity. These contracts were set up to develop low cost, Zero Air Pollution(R) (or "ZAP(R)") electric vehicles. We continue to focus our research efforts on making electric vehicles cost effective, while developing an international distribution network for personal vehicle products.


         We are developing proprietary technologies that are important elements of our brand of personal electric vehicles. Each of these components will be marketed under the ZAP(R) brand name. Our objective is to leverage our proprietary technology and name recognition to serve a number of potential markets in the electric bicycle, electric scooter and other light electric vehicle transportation industries. In addition to new electric vehicles, we are currently focusing our development efforts on a new generation of microprocessor drive controllers.

         In following our plan to increase sales and expand operations substantially through internally generated growth and the acquisition of businesses and products which we view strategically advantageous, we have acquired or merged with a number of companies during the past three years. In 2000, we acquired ZAP of Santa Cruz, a bicycle rental business in Santa Cruz, California, and Electric Vehicle Systems, Inc., an electric vehicle development business in California. We acquired emPower, Inc., in December 1999. Also, in 2000, we acquired Aquatic Propulsion Technology, Inc., a Bahaman corporation that operated in Florida. From this acquisition, we received technology that allows us to develop water-borne electric propulsion devices.

                             DESCRIPTION OF PROPERTY

         A summary of our principal facilities are as follows:

Location                   Use                             Square Feet    Lease Expiration      Minimum Monthly
                                                                          Date                  Rental

117 Morris St.             Office & Motor Assembly            6,500       June 2002                  $4,400
7190 Keating               Production                        10,000       June 2004                  $5,000
6780 Depot                 Office, Production, R&D            5,000       June 2004                  $2,500
6780-B Depot               Engineering                        4,200       May 2004                   $2,188
6784 Sebastopol            Warehouse                          9,800       August 2005                $5,880
984 SW 13th Court          Office, Distribution               3,100       July 2002                  $2,200

         All of the above buildings, except the store at 984 SW 13th Court, Pompano Beach, Florida, are located in Sebastopol, California. We lease all of our manufacturing, research, and office facilities. All of the leases are term leases, and none of these leases include options to purchase. Our property consists primarily of manufacturing equipment and office computer systems. It is management's opinion that our insurance policies cover all insurance requirements of the landlords. We own the basic tools, machinery and equipment necessary for the conduct of our production, research and development, and vehicle prototyping activities. Management believes that the above facilities are generally adequate for present operations. We are coordinating with various individuals to franchise several retail stores in California by the beginning of the fourth quarter of 2001.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

                                   MANAGEMENT

Name                         Age      Position

Gary Starr                    45      Director, Chief Executive Officer
William R. Hartman            53      Chief Financial Officer
William Evers                 74      Director
Lee S. Sannella, M.D.         85      Director
Harry R. Kraatz               51      Director, Interim Chief Executive Officer
Andrew Hutchins               40      Vice President Operations
Joni Arellanes                45      Corporate Secretary

         Gary Starr has been a director and executive officer since our inception in 1994, and our Chief Executive Officer since September 1999. Mr. Starr has been building, designing, and driving electric cars for more than 25 years. In addition to overseeing the marketing of more than 50,000 electric bicycles and other electric vehicles, Mr. Starr has invented several solar electric products and conservation devices. Mr. Starr has a Bachelor of Science Degree from the University of California, Davis in Environmental Consulting and Advocacy.


         William R. Hartman was appointed Chief Financial Officer in March 2001. He has been engaged as our financial consultant since January 2001. He has over 15 years of CFO or Controller experience in various industries. While in a previous position as Division Controller for Sega of America he obtained extensive experience in the consumer products manufacturing and distribution business. Prior to his engagement at ZAP, Mr. Hartman had been providing financial and accounting consulting services to various Internet start-ups in the San Francisco Bay area. Mr. Hartman is a Certified Public Accountant in the State of California with a Masters in Accounting Degree from the State University of New York. He also had previous public accounting experience as an audit manager with Price Waterhouse Coopers in San Francisco.


         William D. Evers has been a director of our company since 1999. Mr. Evers is a partner at the law firm of Foley & Lardner and is one of the leading securities law attorneys in California, specializing in private placements,
Section 25102(n) offerings, Small Corporate Offering Registration, Regulation A Exemptions and Small Business Registrations. He has handled numerous mergers and acquisitions. Mr. Evers has also has extensive experience in franchising and has been the CEO or President of various business ventures. He holds a Bachelor of Arts Degree from Yale University and a Juris Doctor Degree from the University of California, Berkeley.

         Lee Sannella, M.D. has been a director of our company since its inception in 1994. Dr. Sannella has been an active researcher in the fields of alternative transportation, energy, and medicine for more than 25 years and has been a founding shareholder in many start-up high technology companies. A graduate of Yale University, he maintained an active medical practice for many years in ophthalmology and psychiatry.


         Harry Kraatz became one of our directors on December 7, 2000. Since investing in our business in 1998, he has provided franchise consulting and certain financial services. Beginning in January 1986, Mr. Kraatz has been the sole officer and director of The Embarcadero Group II, a company that specializes in franchise management, financial consulting, and workout consulting, located in San Francisco, California. Through The Embarcadero Group II, Mr. Kraatz has provided consulting services to numerous finance and franchising companies including Montgomery Medical Ventures, Commonwealth Associates, Westminster Capital and World Wide Wireless Communications, Inc. In addition to serving as a director for our company, and managing The Embarcadero Group II, Mr. Kraatz has: served as chief executive officer for Finet Holdings Corporation (NASD: FNET); he was retained by Montgomery Securities to restructure William & Clarissa, Inc. (NASD: WMCL), where he was responsible for the liquidation of $8 million in inventory and management of the out-of-court reorganization; he served as vice-chairman of the board, chief executive officer, and president of ACA JOE International (NASD: ACAJ), where he was appointed by that company's secured lenders to reorganize pursuant to Chapter 11, including the sale of 115 franchises in 33 states; he served as vice-chairman of the board of Commercial Bank of San Francisco (NASD: CBSF), where he managed the litigation and merger and acquisition teams; and he served as director and president of Swensen's Ice Cream Company (NASD: SWEN), where he was responsible for the sale of 353 franchises in 44 states in 14 countries. Mr. Kraatz received his degree from SMSU in 1971.


         Andrew Hutchins was appointed Vice President for Operations of our company in October 1999. He joined our company in December 1996 and since June 1997 has been our General Manager. Successful as an entrepreneur, Mr. Hutchins started, developed and managed a retail bicycle business for 11 years prior to selling it for several times his initial investment. In 1982, Mr. Hutchins received a Bachelor of Arts degree with a double major in

Business Economics and Communication Studies from the University of California at Santa Barbara.


         Joni Arellanes has been with us since 1998. Currently the Executive Administrator to the President, Vice President and CEO, Ms. Arellanes was appointed our Corporate Secretary in December 2000. Prior to joining our company, Ms. Arellanes was a program administrator for a certified autodesk training center program with over 200 locations in the United States and Canada. Ms. Arellanes holds a Bachelor of Arts degree in Environmental Studies and Planning from Sonoma State University.

                             EXECUTIVE COMPENSATION

         The following tables set forth information concerning the compensation we paid for services rendered during our fiscal years ended December 31, 2000, 1999, and 1998, by the Named Executive Officers. The "Named Executive Officers" are our company's Chief Executive Officer, regardless of compensation level, and the other executive officers of our company who each received in excess of $100,000 in total annual salary and bonus for the fiscal years ended December 31, 2000, 1999, and 1998.

                           Summary Compensation Table
                                                 Annual Compensation                  Long -Term Compensation

                                                                                      Awards           Payouts
                                                                             ------------------------- -------- ------------
                                                              Other          Restricted  Stock
                                                              Annual         Stock       Underlying             All Other
                                           Salary    Bonus    Compensation   Award       Options       LTIP     Compen-
                                                                                         /SARs         Payouts  sation
Name and Principal Position         Year   ($)       ($)      ($)            ($)         (#)           ($)      ($)
----------------------------------- ------ --------- -------- -------------- ----------- ------------- -------- ------------
Gary Starr                          1998   35,700
      Chief Executive Officer and   1999   39,500    200                                 135,000
  President                         2000   59,600    700

Compensation of Directors

         Our directors do not currently receive any cash compensation for service on our board of directors. However, our directors may be reimbursed for expenses they incur by attending board meetings.


         In June 2000, Harry Kraatz was granted an option to purchase 100,000 shares of common stock at an exercise price of $5.25 per share. The shares underlying this option vest over a five-year period. Moreover, Mr. Kraatz is being compensated for his services under the terms of his Consulting Agreement. This compensation does not depend on, nor is it derived from, his role as one of our directors.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Since our inception in 1994, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of our Common Stock had or will have an interest, other than as described under "Management," "Interest of Named Experts and Counsel" and the transactions described below.

         William D. Evers, is a member of our Board of Directors and our principal outside counsel. During 2000, Mr. Evers' law firm received $261,000 in compensation for legal services provided to us. Additionally, Mr. Evers was granted stock options to acquire 75,000 shares with an exercise price ranging from $3.02 to $6.50 per share.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table presents information with respect to beneficial ownership of our Common Stock as of September 19, 2001, and as adjusted to reflect the sale of the shares offered by this prospectus by:


o        Each person or entity who beneficially owns more than 5% of the Common
         Stock;

o        Each of our directors;

o        Each of our Named Executive Officers; and

o        All Executive Officers and directors as a group.


         Unless otherwise indicated, the address for each person or entity named below is c/o ZAP, 117 Morris Street, Sebastopol, California 95472. The table includes all shares of Common Stock issuable within 60 days of September 19, 2001, upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

         The applicable percentage of ownership is based on 18,788,596 shares of Common Stock outstanding on a fully diluted basis as of September 19, 2001. The number of shares of Common Stock outstanding on a fully diluted basis includes 7,400,080 shares of Common Stock outstanding, 1,678,012 shares of Common Stock issuable upon the exercise of certain warrants and options granted to non-employees, 688,400 shares of Common Stock issuable upon the exercise of certain options granted to employees, 2,161,600 shares reserved under our 1995, 1996, and 1999 stock option plans, 480,000 shares of Common Stock issuable upon the exercise of certain warrants issuable to the underwriters and as much as 6,380,504 shares of Common Stock issuable upon the conversion of shares of our outstanding Series A-1 and A-2 Preferred Stock into shares of Common Stock at the current variable conversion price.(1)

         Assuming that all presently outstanding shares of Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock are converted into Common Stock as of September 19, 2001, based upon the average variable conversion price over the week prior to such date of $0.38 for the Series A-1 Preferred Stock and $0.40 for the Series A-2 Preferred

Stock, the total number of shares issuable upon conversion of those shares would be 6,380,504.

(1) The holders of Series A-1 and Series A-2 Preferred Stock may convert their shares at their option subject to a formulaic Conversion Price set forth in the Certificate of Determination of Rights and Preferences of Series A-1 and Series A-2 Preferred stockholders. Such formula divides each Series A-1 and Series A-2 Preferred Stockholder's Stated Value, which is $1,000 per share, by the formula conversion price, which is determined from time to time according to the time at which the Series A-1 and Series A-2 Preferred Stockholder converts. In addition, all Series A-1 and Series A-2 Preferred Stockholders are subject to automatic conversion three years from the date of purchasing the Series A-1 and Series A-2 Preferred Stock. The number of shares of Common Stock that Series A-1 and Series A-2 Preferred Stockholders receive upon automatic conversion results from the division of the stated value of $1,000 by the formula conversion price.

                                          Shares Beneficially Owned Prior to      Shares Beneficially Owned After
                                                       Offering                              Offering
Name of Beneficial Owner                         Number            Percent            Number            Percent

The Endeavour Capital Fund, S.A.                4,880,672            26.0            4,880,672           20.6
P.O.B. 57116
Jerusalem 91570 Israel (1)

Ridgewood ZAP, LLC (2)                            625,239             3.3              625,239            2.6

Lee Sanella (3)                                    71,952             *                 71,952            *

William D. Evers (4)                               77,029             *                 77,029            *

Gary Starr(5)                                     520,117             2.7              520,117            2.2

Harry Kraatz (6)                                  255,000             1.3              255,000            1.0

All Executive Officers and directors as a         924,098             4.9              924,098            3.9
group (4 persons)

* Represents beneficial ownership of less than 1%.

(1) Includes 4,880,672 shares of Common Stock issuable upon the conversion of 1,861 shares of Series A-1 and Series A-2 Preferred Stock as of September 19,
2001.

(2) These shares are held by Ridgewood ZAP, LLC and include 100,000 shares of Common Stock issued upon the exercise of warrants by Ridgewood ZAP, LLC. Subject to the terms of the Settlement Agreement between ZAP, Ridgewood ZAP, LLC and the Series A-1 and Series A-2 Preferred Stockholders, as further discussed in the "Legal Proceedings" section, ZAP re-purchased 625,118 shares of stock held by Ridgewood ZAP, LLC under a promissory note, and the Series A-1 and Series A-2 shareholders will purchase the remainder over a period to begin October 1, 2001, until such time as Ridgewood ZAP, LLC no longer retains an equity interest in ZAP.

(3) Mr. Sanella is one of our directors.


(4) Includes 75,000 shares of Common Stock issuable upon the exercise of options exercisable as to 25,000 shares within 60 days of May 17, 2001, and as to 50,000 shares, exercisable until April 2, 2002. Mr. Evers is one of our directors.

(5) Includes 135,000 shares of Common Stock issuable upon the exercise of incentive stock options exercisable within 60 days of May 17, 2001. Mr. Starr is our CEO and a director.

(6) Includes 210,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of May 17, 2001. Mr. Kraatz is one of our directors.

                            DESCRIPTION OF SECURITIES


General


         Our Amended Articles of Incorporation authorize the issuance of up to 20,000,000 shares of Common Stock, and up to 10,000,000 shares of Preferred Stock, the rights and preferences of which may be established from time to time by our board of directors. As of September 11, 2001, 7,400,080 shares of our Common Stock, 861 shares of our Series A-1 Preferred Stock and 1,670 shares of our Series A-2 Preferred Stock were outstanding. There are currently no outstanding shares of Series B Convertible Preferred Stock. As of September 11, 2001, we have of record 1,911 holders of our Common Stock and 4 holders of Series A-1 and Series A-2 Preferred Stock.


Common Stock

         Each holder of Common Stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of Preferred Stock may be entitled, holders of Common Stock will be entitled to receive ratably any dividends that may be declared from time to time by our Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of our Common Stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock.

Preferred Stock

         Our Board of Directors has the authority, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of Preferred Stock, in one or more series, each series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as may be determined by our Board of Directors. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Series A-1 and Series A-2 Convertible Preferred Stock


         As of the date of this prospectus, we have authorized and designated 3,330 shares of Series A-1 Convertible Preferred Stock and 2,220 shares of Series A-2 Convertible Preferred Stock. As of September 11, 2001, there were 861 shares of Series A-1 Convertible Preferred Stock outstanding and 1,670 shares of Series A-2 Convertible Preferred Stock outstanding.

The Series A-1 and Series A-2 Convertible Preferred Shares have a par value of $1,000 per share and a stated value of $1,000 per share.

Rights, Privileges, and Preferences


         Holders of the Series A-1 and A-2 Convertible Preferred Stock are entitled to receive a dividend, payable in cash or stock (at our convenience) at a rate of 6% per annum of the stated value of the Preferred Stock. Dividends are payable upon June 30 of each year and accrue if not paid. The liquidation preference on the Series A-1 and Series A-2 Preferred Stock is equal to the stated value per share. This payment shall be prior to any payment we make to the holders of our Series B Convertible Preferred Stock and the holders of our Common Stock, or any other shares of stock which are junior to the Series A-1 and A-2 Preferred Stock.


         Each holder of Series A-1 and Series A-2 Convertible Preferred Stock may convert that holder's shares into common stock at any time. The number of shares of common stock that each holder of Series A-1 or Series A-2 Convertible Preferred Stock is entitled to receive is determined by dividing the stated value of the Series A-1 and A-2 Convertible Preferred Stock, which is presently $1,000 by the conversion price for those shares. The conversion price for the Series A-1 Convertible Preferred Stock is the lesser of $4.50 per share or the variable conversion price for those shares. The conversion price for the Series A-2 Convertible Preferred Stock is the lesser of $5.50 per share or the variable conversion price for those shares. The variable conversion price means an amount equal to the following:

o if shares of Series A-1 or Series A-2 Convertible Preferred Stock are converted within one year of the sale of those shares, 85% of the average of the three lowest closing bid prices over the 22 trading days prior to the day the shares are converted;

o if shares of Series A-1 or Series A-2 Convertible Preferred Stock are converted between one and two years after those shares were sold, 80% of the average of the three lowest closing bid prices over the 22 trading days prior to the day the shares are converted; and

o if Series A-1 or Series A-2 Convertible Preferred Stock are converted between two and three years after they were initially issued, 70% of the average of the three lowest closing bid prices over the 45 days prior to the day the shares are converted.

         If any shares of Series A-1 or Series A-2 Convertible Preferred Stock have not been converted prior to the third year anniversary of the sale of those shares, then those shares shall be automatically converted into common stock on that date.


         Assuming that all presently outstanding shares of Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock are converted into Common Stock as of September 19, 2001, based upon the average variable conversion price over the week prior to such date of $0.38 for the Series A-1 Preferred Stock and $0.40 for the Series A-2 Preferred Stock, the total number of shares issuable upon conversion of those shares would be 6,380,504.

Series B Convertible Preferred Stock


         We have authorized and designated 4,800,000 shares of Series B Convertible Preferred Stock for the purpose of selling those shares pursuant to this offering. Other than the Series A-1 and Series A-2 Convertible Preferred Stock, no other series of Preferred Stock has been designated. As of the date of this prospectus, there are no shares of Series B Convertible Preferred Stock outstanding. The Series B Convertible Preferred Shares have a par value of $1.00 per share and a stated value of $1.00 per share.


Rights, Privileges, and Preferences


         Following payment in full of the Series A-1 Preferred Stock cumulative dividend and the Series A-2 Preferred Stock cumulative dividend, holders of the Series B Preferred Stock are entitled to receive a dividend, payable in cash or stock (at our convenience) at a rate of 8% per annum of the stated value of the Series B Preferred Stock. Dividends are payable upon June 30 of each year (the "Series B Dividend Preference"). No dividends or other distributions shall be paid with respect to the Common Stock until the entire amount of the Series B Dividend Preference shall have been declared and paid.

         In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, and following payment in full of the Series A-1 Preferred Stock Liquidation Preference and the Series A-2 Preferred Stock Liquidation Preference, the holders of Series B Preferred Stock shall be entitled to receive, on a ratable basis out of our assets available for distribution to shareholders, prior to and in preference to any distribution of any of the assets of the Company to the holders of Common Stock, and ratable with any other series of Preferred Stock (other than the Series A-1 Preferred Stock and the Series A-2 Preferred Stock) based on the respective cost per share of each other series, the amount of $1.00 per share (the "Series B Liquidation Preference"). Following payment in full of the Series B Liquidation Preference and the liquidation preferences (the cost of the shares) of any other series of Preferred Stock, the holders of the Series B Preferred Stock shall participate with any other series of Preferred Stock then outstanding and the Common Stock on a pro rata per share basis in all additional distributions made upon liquidation, with each share of Series B Preferred Stock and the other shares of Preferred Stock being deemed to equal that number of shares of Common Stock into which that share of Preferred Stock could be converted as of the date of the distribution; provided, however, that the Series A-1 Preferred Stock and the Series A-2 Preferred Stock shall not participate in any additional distributions.

         Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock at any time after the date of issuance. In addition, each share of Series B Preferred Stock shall be converted automatically into shares of Common Stock on the day immediately following the thirtieth (30th) consecutive trading day subsequent to the commencement of this offering on which the closing price for our Common Stock was equal to or exceeded the amount of $2.00 per share. The number of shares of Common Stock that each holder of Series B Convertible Stock is entitled to receive upon conversion is determined by dividing the Original Series B Preferred Stock Issue Price by the Conversion Price at the time in effect for the series. The "Original Series B Issue Price" shall be $1.00 per share. The "Conversion Price" per share for shares of Series B Preferred Stock shall be the greater of $0.75 per share or the Variable Conversion Price for those shares.

The "Variable Conversion Price" means an amount equal to 90% of the closing prices on the 5 trading days immediately preceding the day we receive notice of conversion; provided, however, that the Variable Conversion Price shall not exceed the amount of $2.00 per share.

Transfer Agent and Registrar

         The transfer agent and registrar for our Common Stock and Preferred Stock is Computershare Trust Company.

Warrants


         As of September 27, 2001, we have issued warrants and stock options to non-employees to purchase 1,678,012 shares of our Common Stock. The holders of the warrants may pay for the shares in cash or through the use of a net exercise procedure without the payment of cash by surrendering shares otherwise purchasable upon exercise of the warrant with a fair market value equal to the exercise price for the shares they are purchasing. The exercise price is subject to adjustments if we declare a stock split or dividend of our Common Stock. The warrants are presently exercisable and have a term of five years.

         Pursuant to our Underwriting Agreement with Alexander, Wescott & Co., Inc. and Hyperion Partners Corp., the underwriters are entitled to receive warrants to purchase shares of Series B Convertible Preferred Stock in an amount equal to 10% of the number of shares that each underwriter sells. The exercise price shall be 165% of the offering price of the shares offered in this offering. The term of the warrants shall be for three years from the date of effectiveness of the prospectus.


Stock Options

1999 Stock Option Plan

         Our board of directors adopted, and our shareholders approved, a 1999 Stock Incentive Plan reserving 1,500,000 shares of Common Stock for issuance. The Plan provides for the grant of incentive stock options, as defined in
Section 422 of the Internal Revenue Code, to our officers and employees, and nonstatutory stock options to employees, directors and consultants. It may be administered by the board of directors or delegated to a committee.

         The exercise price of incentive stock options granted under the 1999 Stock Option Plan must be at least equal to the fair market value of our common stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of our stock, the exercise price will be no less than 110% of the fair market value on the date of grant. Nonstatutory stock options granted to a person who at the time the option is granted does not hold more than 10% of the voting power of all classes of our stock will have an exercise price of no less than 85% of the fair market value of the stock on the date of grant.

         Options granted to our employees will become exercisable over a period of no longer than 5 years, and no less than 20% of the shares covered will become exercisable annually. No option will be exercisable prior to one year from the date it is granted unless the board specifically determines otherwise. In no event will any option be exercisable after the expiration of 10 years from the date it is granted, and no Incentive Stock Option granted to a holder of more than 10% of the voting power of all classes of our stock will be exercisable after the expiration of 5 years from the date it is granted.

         If an optionee's status as an employee with us terminates for any reason, other than death or disability, then the optionee may exercise Incentive Stock Options in the three-month period following such cessation. The three-month period is extended to 12-months for termination due to death or disability. In the event of a merger or consolidation in which we are not the surviving entity, or a sale of all or substantially all of our assets or capital stock, if the surviving entity does not tender to the optionees stock options or capital stock of substantially the same economic benefit as the optionees' unexercised options, then the board may grant to the optionees the right to exercise any unexpired options for a period of thirty days.

         The 1999 Stock Option Plan will terminate in 2009, unless sooner terminated by the board of directors.

1996 Stock Option Plan

         Our board of directors adopted, and our shareholders approved, a 1996 Stock Incentive Plan reserving 600,000 shares of Common Stock for issuance. The Plan provides for the grant of incentive stock options, as defined in Section 422 of the Internal Revenue Code, to our officers and employees, and nonstatutory stock options to employees, directors and consultants. It may be administered by the board of directors or delegated to a committee.

         The exercise price of incentive stock options granted under the 1996 Stock Option Plan must be at least equal to the fair market value of our Common Stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of our stock, the exercise price will be no less than 110% of the fair market value on the date of grant. Nonstatutory stock options granted to a person who at the time the option is granted does not hold more than 10% of the voting power of all classes of our stock will have an exercise price of no less than 85% of the fair market value of the stock on the date of grant.

         Options granted to our employees will become exercisable over a period of no longer than 5 years, and no less than 20% of the shares covered will become exercisable annually. No option will be exercisable prior to one year from the date it is granted unless the board specifically determines otherwise. In no event will any option be exercisable after the expiration of 10 years from the date it is granted, and no Incentive Stock Option granted to a holder of more than 10% of the voting power of all classes of our stock will be exercisable after the expiration of 5 years from the date it is granted.

         If an optionee's status as an employee with us terminates for any reason, other than death or disability, then the optionee may exercise Incentive Stock Options in the three-month period following such cessation. The three-month period is extended to 12-months for termination due to death or disability. In the event of a merger or consolidation in which we are not the surviving entity, or a sale of all or substantially all of our assets or capital stock, if the surviving entity does not tender to the optionees stock options or capital stock of substantially the same economic benefit as the optionees' unexercised options, then the board may grant to the optionees the right to exercise any unexpired options for a period of thirty days.

         The 1996 Stock Option Plan will terminate in 2006, unless sooner terminated by the board of directors.

1995 Stock Option Plan

         Our board of directors adopted, and our shareholders approved, a 1995 Stock Incentive Plan reserving 750,000 shares of Common Stock for issuance. The Plan provides for the grant of incentive stock options, as defined in Section 422 of the Internal Revenue Code, to our officers and employees. It may be administered by the board of directors or delegated to a committee.

         The exercise price of incentive stock options granted under the 1995 Stock Option Plan must be at least equal to the fair market value of our Common Stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of our stock, the exercise price will be no less than 110% of the fair market value on the date of grant.

         Options granted to our employees will become exercisable over a period of no longer than 5 years, and no less than 20% of the shares covered will become exercisable annually. No option will be exercisable prior to one year from the date it is granted unless the board specifically determines otherwise. In no event will any option be exercisable after the expiration of 10 years from the date it is granted, and no Incentive Stock Option granted to a holder of more than 10% of the voting power of all classes of our stock will be exercisable after the expiration of 5 years from the date it is granted.

         If an optionee's status as an employee with us terminates for any reason, other than death or disability, then the optionee may exercise Incentive Stock Options in the three-month period following such cessation. The three-month period is extended to 12-months for termination due to death or disability. In the event of a merger or consolidation in which we are not the surviving entity, or a sale of all or substantially all of our assets or capital stock, if the surviving entity does not tender to the optionees stock options or capital stock of substantially the same economic benefit as the optionees' unexercised options, then the board may grant to the optionees the right to exercise any unexpired options for a period of thirty days.

         The 1995 Stock Option Plan will terminate in 2005, unless sooner terminated by the board of directors.

                              PLAN OF DISTRIBUTION


         We have entered into an underwriting agreement with Alexander, Wescott & Co., Inc. and Hyperion Partners Corp. providing for the sale of this offering. The principal offices of Alexander, Wescott & Co., Inc. are located at The Trump Building, 40 Wall Street, 31st Floor, New York, New York, 10005, and its telephone number is (800) 713-3768. The principal offices of Hyperion Partners Corp. are located at 1215 Hightower Trail, Suite B220, Atlanta, Georgia 30350, and its telephone number is (770) 992-6900. Alexander, Wescott & Co., Inc. and Hyperion Partners Corp., as the underwriters, may engage other broker-dealer members of the NASD to participate as selected placement agents in this offering of our capital stock.

         This is a best-efforts offering. The underwriters are not obligated to purchase any number or dollar amount of shares at any time. These agents have agreed to use their best-efforts to sell on our behalf all of the securities offered by this prospectus. However, there can be no assurance that all of the shares offered will be sold. Accordingly, investors will bear the risk that we will accept subscriptions for less than the full amount of shares being offered and then be unable to successfully complete all of the anticipated uses of the proceeds of this offering. If fewer than the full amount of shares being offered are sold, our business, financial condition, and results of operations could be adversely affected.

      There are no escrow arrangements pertaining to this offering and there is no minimum amount we are required to raise in this offering before we may have access to funds received from investors. However, the funds will be held in an account at American Stock Transfer & Trust Company until we have satisfied conditions of closing, from time to time.

         We propose to offer our securities to the public at the public offering price set forth on the cover of this prospectus, and will pay Alexander, Wescott & Co., Inc. and Hyperion Partners Corp. commissions in an amount equal to 10% of the aggregate purchase price of the securities sold. Alexander, Wescott & Co., Inc. and Hyperion Partners Corp. are also entitled to receive warrants to purchase shares of our Series B Convertible Preferred Stock based on the number of shares sold by each underwriter. Specifically, the underwriters are entitled to receive warrants in an amount equal to 10% of the number shares that each underwriter sells, up to an aggregate of 480,000. The exercise price shall be 165% of the offering price of the shares offered in this offering, or $1.65. The term of the warrants shall be for three years from the date of effectiveness of this prospectus. Alexander, Wescott & Co., Inc. and Hyperion Partners Corp. may allow all or any part of such commissions to any selected placement agent. We have also agreed to pay Alexander, Wescott & Co., Inc. and Hyperion Partners Corp. a non-accountable expense allowance equal to, in the aggregate, 3% of the gross proceeds of this offering. We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933. The underwriters do not intend to conduct any transaction for the purpose of stabilizing, maintaining, or otherwise affecting the market price of our shares.

         We may also sell through our executive officers who will not receive commissions and who will be registered as sales representatives where required under state securities laws. We may also appoint other broker-dealers to assist in the sale of shares in the offering.


         We will determine, in our sole discretion, to accept or reject subscriptions within five days following their receipt. Funds of an investor whose subscription is rejected will be promptly returned directly to such person without interest or deduction. No subscription may be withdrawn, revoked or terminated by the purchaser. We reserve the right to refuse to sell our securities to any person at any time.

                                LEGAL PROCEEDINGS


         On September 28, 2001, we were notified by the Lashman Family Partnership, which holds a security interest on the intellectual property rights to ZAP products selling under the name Sea Scooter, that we are in default on our Promissory Note issued to them in connection with our acquisition of Aquatic Propulsion Technologies, Inc. We were further notified that the Lashman Family Partnership has foreclosed on the patents and, henceforth, we will be infringing the patents should we continue to manufacture and market the Sea Scooter brand. We dispute the accuracy of the default, intend to negotiate a settlement with the Lashman Family Partnership, and are simultaneously looking for a buyer of the Promissory Note and the intellectual assets.

         On September 6, 2001, we were served with a complaint from Hampel Technologies, Inc. for the collection of a book account in the amount of $49,324.16. We intend to file a timely answer denying the allegations set forth therein with the County of Sonoma Superior Court.

         On August 8, 2001, we were served with a complaint from Northern California Collection Service Inc. for the collection of a book account in the amount of $63,000. We filed an answer offering a general denial to each allegation on September 10, 2001 with the County of Sacramento Superior Court.

         We recently settled a lawsuit with Master Shine USA, Inc., and its related affiliates and subsidiaries ("Master Shine"), over alleged copyright, patent, and trademark infringement regarding Master Shine's importation and sale of electric scooters that are substantially similar to our Zappy(R) electric scooter.

         We recently settled a lawsuit brought by James McGreen, our former president, whereby we have agreed to pay the remaining monies owed to Mr. McGreen over a period of five months. In addition to receiving the monies owed to him, Mr. McGreen will also receive 5,000 stock options, which can be exercised into shares of our common stock.

         We recently settled a dispute with the holders of our Series A-1 and Series A-2 Preferred Stock that stemmed from our disagreement as to the proper conversion price of the Series A-1 and Series A-2 Preferred Stock into shares of our Common Stock. Because of this dispute, we did not honor any conversion requests received by the Preferred Stockholders between March and June of 2000. Pursuant to the settlement agreement, we have agreed to resume honoring the conversion requests of the Series A-1 and Series A-2 Preferred Stockholders. Additionally, as a condition of our settlement, we have agreed, in conjunction with the Series A-1 and Series A-2 Preferred Stockholders, to purchase the entire number of outstanding shares held by our largest shareholder, Ridgewood ZAP, LLC, for a total purchase price of $3,000,000. The terms of that purchase call for us to purchase one-half of Ridgewood ZAP, LLC's total number of shares, or 625,178 shares, for an adjustable purchase price of $1,500,000. The Series A-1 and Series A-2 Preferred Stockholders are obligated to purchase the remaining half of Ridgewood ZAP, LLC's total number of shares, or 625,179 shares. The adjustable purchase price for the Series A-1 and Series A-2 Preferred Stockholders shall be determined, along with other factors, according to the lowest closing bid price of our Common Stock, as reported on the NASDAQ SmallCap Market. If the Series A-1 and Series A-2 Preferred Stockholders purchase from Ridgewood ZAP, LLC the total number of shares which they are obligated to purchase, for an amount less than $1,500,000, then we shall be liable to Ridgewood ZAP, LLC for the shortfall. Such shortfall shall be amortized at the rate of $100,000 per month beginning on the first month following the realization of that shortfall. As a further condition to the settlement agreement, Mr. Douglas Wilson and Mr. Robert Swanson have resigned from our board of directors.

                      INTEREST OF NAMED EXPERTS AND COUNSEL


         Since our inception in 1994, other than as described below, we have neither hired any experts or counsel on a contingent basis nor will any expert or counsel receive a direct or indirect interest in our business. Further, no expert or counsel, except as described below, was or is a promoter, underwriter, voting trustee, director, officer or employee of our company. As explained further in the section of this document entitled "Certain Relationships and Related Transactions," William D. Evers, Esq., who provides legal services to our company via the firm of Foley & Lardner, of which he is a partner, has been one of our directors since 1999. In 1999 and 2000, Mr. Evers was granted options to purchase up to and including 75,000 shares of our Common Stock at an exercise price ranging from $3.02 to $6.50 per share.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Our Amended Bylaws and Amended Articles of Incorporation provide that we shall indemnify our directors and officers, and may indemnify our other employees and agents, to the fullest extent permitted by California law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be afforded to our directors, officers and controlling persons pursuant to our Amended Bylaws and Amended Articles of Incorporation, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS


         We are represented by Foley & Lardner, and the validity of the shares of capital stock offered in this prospectus will be passed upon for us by Foley & Lardner, One Maritime Plaza, Sixth Floor, San Francisco, California 94111-3404. Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158-0125, is counsel for the underwriters,


                                     EXPERTS

         Our financial statements as of and for the years ended December 31, 2000 and 1999 appearing in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants. The financial statements are included in reliance upon the authority of that firm as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

         A registration statement on Form SB-2, including amendments, relating to the shares offered has been filed with the Securities and Exchange Commission, Office of Small Business Policy, Washington, D.C. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements made in this prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each statement about those contracts and other documents is qualified in all respects by that reference.

         The registration statement and exhibits and schedules, as well as other reports and other information required to be filed with the Securities and Exchange Commission in accordance with the reporting requirements of the Securities Exchange Act of 1934, can be inspected without charge and copied, at proscribed rates, at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0300. In addition, the Securities and Exchange Commission maintains a Web site on the internet at http://www.sec.gov that contains reports, proxy and information statements and other documents filed electronically with the Securities and Exchange Commission, including the registration statement.

         We furnish our shareholders with annual reports containing financial statements audited by our independent accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors of ZAPWORLD.COM


         We have audited the accompanying consolidated balance sheet of ZAPWORLD.COM and Subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ZAPWORLD.COM and Subsidiaries as of December 31, 2000, and the consolidated results of their operations and their cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.



GRANT THORNTON LLP



San Francisco, California
March 9, 2001

                          ZAPWORLD.COM and Subsidiaries

                           CONSOLIDATED BALANCE SHEET

                                December 31,2000
                                 (in thousands)


CURRENT ASSETS
    Cash                                                         $  3,543
    Accounts receivable, net of allowance for
     doubtful accounts of $53                                       1,613
    Inventories                                                     2,898
    Prepaid expenses and other assets                                 696
                                                                  -------
             Total current assets                                   8,750

PROPERTY AND EQUIPMENT - NET                                          510

OTHER ASSETS
    Patents and trademarks, less accumulated amortization           1,432
    Goodwill, less accumulated amortization                         2,023
    Deposits and other                                                112
                                                                  -------
             Total other assets                                     3,567
                                                                  -------
             Total assets                                        $ 12,827
                                                                  =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                             $    398
    Accrued liabilities and customer deposits                       1,167
    Current maturities of long-term debt                               99
    Current maturities of obligations under capital leases             32
                                                                  -------
             Total current liabilities                              1,696

OTHER LIABILITIES
    Long-term debt, less current maturities                            95
    Obligations under capital leases, less current maturities          31

                                                                      126
COMMITMENT

STOCKHOLDERS' EQUITY
    Preferred stock, authorized 10,000 shares of no par value;
      issued and outstanding 4 shares                               1,812
    Common stock, authorized 20,000 shares of no par value;
      issued and outstanding 5,816 shares                          19,117
    Accumulated deficit                                            (9,664)
    Unearned compensation                                             (42)
                                                                  -------
                                                                   11,223
    Less: notes receivable from shareholders                         (218)
                                                                  -------
             Total stockholders' equity
                                                                   11,005
                                                                  -------
Total liabilities and stockholders' equity                       $ 12,827
                                                                  =======

See accompanying notes to financial statements.

                          ZAPWORLD.COM and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                             Year ended December 31,
                    (in thousands, except per share amounts)


                                                        2000           1999
                                                    --------       --------

Net sales                                           $ 12,443       $  6,437

Cost of goods sold                                     7,860          4,446
                                                    --------       --------

           Gross profit
                                                       4,583          1,991

Operating expenses
    Selling                                            2,204          1,187
    General and administrative                         3,824          1,945

    Research and development                             699            365
                                                    --------       --------
                                                       6,727          3,497
                                                    --------       --------

               Loss from operations                   (2,144)        (1,506)

Other income (expense)
    Interest expense                                     (21)          (267)
    Other income                                         269             81
                                                    --------       --------
                                                         248           (186)
                                                    --------       --------

           Loss before income taxes                   (1,896)        (1,692)

Provision for income taxes                                 1              1
                                                    --------       --------
           NET LOSS                                 $ (1,897)      $ (1,693)
                                                    ========       ========

Net loss attributable to common shares
    Net loss                                        $ (1,897)      $ (1,693)
    Preferred dividend                                (2,649)          --
                                                    --------       --------
                                                    $ (4,546)      $ (1,693)
                                                    ========       ========
Net loss per common share
    Basic and diluted                               $  (0.85)      $  (0.43)
                                                    ========       ========
    Weighted-average common shares outstanding         5,362          3,928
                                                    ========       ========

See accompanying notes to financial statements.

                                               ZAPWORLD.COM and Subsidiaries

                                      CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                          Years ended December 31, 2000 and 1999
                                                      (in thousands)
                                              Convertible                                     Unearned     Note Receivable
                                            Preferred Stock    Common Stock     Accumulated  Compensation      From
                                           Shares    Amount   Shares   Amount    Deficit      & Services    Shareholder      Total

Balance, January 1, 1999                        -   $     -    2,665  $ 3,811    $ (3,425)    $      -      $      -        $   386
   Issuance of common stock
       Cash                                                       30      178                                                   178
       Private placement, net of
         expense of $614                                         746    1,721                                                 1,721
       Acquisitions                                              280    2,264                                                 2,264
       Advance to retail stores &
         technology co.'s                                         58      406                                                   406
       Employee stock purchase plan                                1        6                                                     6
       Repurchase of shares                                       (2)     (11)                                                  (11)
       Services                                                   27      141                                                   141
       Litigation settlement                                       9       50                                                    50
       Conversion of Debt                                        165      665                                                   665

   Exercise of employee stock options                            559      423                                                   423
   Exercise of non-employee stock options                        571    2,000                                                 2,000

   Fair value of stock options granted
      to employees                                                 -        1                                                     1

   Fair value of stock options and warrants
      issued to non-employees                                      -      135                                                   135
   Stock options and warrants issued for
      future services                                              -      263                     (127)                         136
   Amortization of unearned compensation                                                            31                           31
   Note Receivable from shareholders                                                                            (285)          (285)
   Net loss                                                                        (1,693)                                   (1,693)
                                           ------   -------   ------  -------    --------     --------      --------        -------
Balance, December 31, 1999                      -         -    5,109   12,053      (5,118)         (96)         (285)         6,554

   Issuance of convertible preferred stock
       Series A-1 preferred stock, net of
         issuance cost of $295                  3     2,705                                                                   2,705
       Series A-2 preferred stock, net of
         issuance cost of $192                  2     1,808                                                                   1,808
       Common Stock warrants issued with
         preferred stock                        -    (2,292)       -    2,292                                                    -
       Beneficial conversion feature of
         preferred stock                                           -    2,539                                                 2,539
       Deemed dividend from preferred
         stock                                                                     (2,539)                                   (2,539)
   Issuance of common stock
       Cash                                                        3       14                                                    14
       Acquisitions                                              260    1,522                                                 1,522
       Advance to retail stores &
         technology co.'s                                         10       50                                                    50
       Employee stock purchase plan                                1       10                                                    10
       Services                                                   11       42                                                    42
       Employee compensation                                       5       27                                                    27
       Preferred stock conversion             (1)      (409)     250      409                                                     -
       Cashless conversion of warrants                            71                                                              -

   Exercise of employee stock options                             84       96                                                    96

   Exercise of non-employee stock options                         12       63                                                    63

   Amortization of unearned compensation                                                            54                           54

   Payment on notes receivable                                                                                    67             67

   Dividend declared on preferred stock                                              (110)                                     (110)

   Net loss                                                                        (1,897)                                   (1,897)
                                           ------   -------   ------  -------    --------     --------      --------        -------
Balance, December 31, 2000                      4   $ 1,812    5,816  $19,117    $ (9,664)    $    (42)     $   (218)       $11,005
                                           ======   =======   ======  =======    ========     ========      ========        =======

See accompanying notes to financial statements.

                          ZAPWORLD.COM and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Year ended December 31,
                                 (in thousands)
                                                               2000       1999
                                                             -------     -------
Cash flows from operating activities:
    Net loss                                                 $(1,897)   $(1,693)
    Adjustments to reconcile net loss to net
     cash used in operating activities:
        Depreciation and amortization                            629        124
        Issuance of common stock for services rendered            42        141
        Issuance of common stock for litigation settlement      --           50
        Issuance of stock options for services rendered         --          135
        Noncash charges and settlement of debt                  --          156
        Amortization of fair value of warrants                    54         31
        Changes in:
          Receivables                                         (1,260)       (69)
          Inventories                                         (1,073)      (878)
          Prepaid expenses and other                            (393)        24
          Deposits                                               (18)       (13)
          Accounts payable                                      (545)       312
          Accrued liabilities and customer deposits              799        218
                                                             -------    -------
            Net cash used in operating activities             (3,662)    (1,462)
Cash flows from investing activities:
    Purchase of property and equipment                          (239)      (188)
    Purchase of Electric Motorbike, Inc.                        (100)      --
    Purchase of American Scooter and Cycle Rental               --          (70)
    Purchase of Big Boy Bicycles                                --          (15)
    Proceeds from emPower acquisition                           --        1,033
    Purchase of intangibles                                     (209)       (66)
    Payment advances for acquisitions                           --          (72)
    Issuance of note receivable                                 --          (20)
    Payments on note receivable                                   20       --
                                                             -------    -------
            Net cash provided by (used in)
             financing activities                               (528)       602
Cash flows from financing activities:
    Sale of preferred stock, net of preferred
      stock offering costs                                     4,513       --
    Sale of common stock, net of stock offering costs             14      1,813
    Issuance of common stock under employee
      purchase plan                                               10          6
    Proceeds from issuance of long-term debt                    --         (362)
    Proceeds from exercise of stock options                      159      2,423
    Repurchase of common stock                                  --          (11)
    Advances on note receivable to shareholder                  --         (285)
    Proceeds from payment of note receivable
      from shareholder                                            67       --
    Payments on obligations under capital leases                 (13)       (15)
    Principal repayments on long-term debt                      (201)      --
                                                             -------    -------
            Net cash provided by financing activities          4,549      3,569
                                                             -------    -------
            NET INCREASE IN CASH                                 359      2,709
Cash, beginning of year                                        3,184        475
                                                             -------    -------
Cash, end of year                                            $ 3,543    $ 3,184
                                                             =======    =======


See accompanying notes to financial statements.

                          ZAPWORLD.COM and Subsidiaries

                            STATEMENTS OF CASH FLOWS

                             Year ended December 31,
                                 (in thousands)


                                                               2000     1999
                                                             ------   ------
Supplemental cash flow information:

    Cash paid during the year for:
      Interest                                               $   21   $  115
      Income taxes                                                1        1

    Non-cash investing and financing activities:
      Conversion of debt into common stock                     --        475
      Conversion of accounts payable into common stock         --         35
      Equipment acquired through capital lease obligations       27       27
      Notes payable used to exercise stock options             --         32

      Issuance of common stock upon acquisition of
        Electric Motorbike, Inc.,
        and Aquatic Propulsion Technology                     1,522     --

      Issuance of common stock upon acquisition of
        American Scooter and Cycle
        Rental, Big Boy Bicycles, and emPower
        Corporation                                            --      2,264

      Assets and liabilities recognized upon
        acquisition of Electric Motorbike,
        Inc. and Aquatic Propulsion Technology
        Inventories                                             100     --
           Property and equipment                                78     --
           Other assets                                          19     --
           Patent                                               196     --
           Goodwill                                           1,991     --
           Accounts payable                                     201     --
           Advances from ZAP                                    206     --

      Assets and liabilities recognized upon
        acquisition of American Scooter and
        Cycle Rental, Big Boy Bicycles, and
        emPower Corporation
           Cash                                                --      1,033
           Inventories                                         --        214
           Prepaid expenses and other                          --         56
           Property and equipment                              --         70
           Patent                                              --      1,155
           Accounts payable                                    --        131


See accompanying notes to financial statements.

                          ZAPWORLD.COM and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2000 and 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ZAPWORLD.COM (the "Company"), formerly ZAP Power Systems, was incorporated in California in September, 1994. The Company designs, manufactures, and distributes electric bicycle power kits, electric bicycles and tricycles, and other low power electric transportation vehicles. Company products are sold directly to end-users and to distributors throughout the United States.

    1.  Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, ZAPWORLD Stores, Inc., and emPower Corporation. All significant inter-company transactions and balances have been eliminated.

    2.  Revenue Recognition

        The Company recognizes income when products are shipped.

    3.  Inventories

        Inventories consist primarily of raw materials, work-in-process, and finished goods and are carried at the lower of cost (first-in, first-out method) or market.

    4.  Property and Equipment

        Property and equipment are stated at cost and depreciated using straight-line and accelerated methods over the assets' estimated useful lives. Costs of maintenance and repairs are charged to expense as incurred; significant renewals and betterments are capitalized. Estimated useful lives are as follows:

          Machinery and equipment                     7 years
          Equipment under capital leases              5 years
          Demonstration bicycles                      2 years
          Office furniture and equipment              7 years
          Vehicle                                     5 years
          Leasehold improvements                      15 yrs. or life of lease,
                                                           whichever is shorter
    5.  Patents and Trademarks

        Patents and trademarks consist of costs expended to perfect certain patents and trademarks acquired and are amortized over ten years.

    6.  Goodwill

        Goodwill consists of the excess consideration paid over net identifiable assets acquired and is amortized over ten years.

    7.  Income Taxes

        The Company accounts for income taxes using an asset and liability approach for financial accounting and reporting purposes. Deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.

    8.  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. The amounts estimated could differ from actual results.

    9.  Fair Value of Financial Instruments

        The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States of America. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. For certain of the Company's financial instruments, including cash, accounts receivable and accounts payable, the carrying amount approximates fair value because of the short maturities. The fair value of debt is not determinable due to the terms of the debt and no comparable market for such note.

    10. Net Loss Per Common Share

        Net loss per common share, basic and diluted, has been computed using weighted average common shares outstanding. The potential dilutive securities of options and warrants of 2,859,000 and 1,304,000 in 2000 and 1999, respectively, and the conversion of preferred stock into common stock as described in Note I, have been excluded from the dilutive computations, as their inclusion would be anti-dilutive.

    11. Stock-Based Compensation

        The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees, and complies with disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the quoted market price of the Company's stock and the amount an employee must pay to acquire the stock.

    12. Segment Information

        The Company operates in one reportable segment. The Company's chief operating decision maker is the Chief Executive Officer who reviews a single set of financial data that encompasses the Company's entire operations for purposes of making operating decisions and assessing performance.

    13. Recent Accounting Pronouncements

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which defined derivatives, requires that all derivatives be carried at fair value and provides for hedge accounting when certain conditions are met. SFAS No. 133, as amended by SFAS No. 137, is effective for the Company in fiscal 2001. Although the Company has not fully assessed the implication of SFAS No. 133 as amended, the Company does not believe that the adoption of this statement will have a material effect on its financial condition or results of operations.

NOTE B - INVENTORIES

    Inventories consist of the following at December 31, 2000 (thousands):

       Raw materials                                $    1,960
       Work-in-process                                      78
       Finished goods                                      860
                                                    ----------
                                                    $    2,898
                                                    ==========

NOTE C - PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at December 31, 2000 (thousands):

       Machinery and equipment                      $      371
       Computer equipment                                  289
       Demonstration bicycles                               90
       Office furniture and equipment                      111
       Leasehold improvements                               94
       Vehicle                                             118
                                                    ----------
                                                         1,073
       Less accumulated depreciation and
         amortization                                      563
                                                    ----------

                                                    $      510

NOTE D - DEBT

        Promissory note payable in monthly installments
        of $6,000 through June 30, 2001 and $7,000 per
        month through July 1, 2004. Interest accrues at
        10% per year. The note is convertible into common
        stock at $5.00 per share and may be converted on
        or before December 31, 2000. At December 31,
        2000, none of the note principal was converted
        (thousands).                                                $       165

    Other                                                                    29
                                                                    -----------
                                                                            194
         Less current portion                                                99
                                                                    -----------

                  Long-term debt                                    $        95
                                                                    ===========

    Installments due on debt principal are as follows (thousands):


              Year ending December 31,

              2001           $       99
              2002                   89
              2003                    6
                             ----------

                             $      194
                             ==========

NOTE E - PROVISION FOR INCOME TAXES

                                                       2000           1999
                                                    ----------     -----------
       Current tax expense (thousands)
          Federal                                   $        -     $         -
          State                                              1               1
                                                    ----------     -----------

                                                    $        1     $         1
                                                    ==========     ===========

       Deferred tax assets (liabilities)
          Tax loss carryforward                     $    2,057     $     1,820
          Inventory capitalization                        (283)            (99)
          Other                                            (37)            (71)
                                                    -----------    ------------
                                                         1,737           1,650
       Less valuation allowance                         (1,737)         (1,650)
                                                    -----------    ------------

                 Net deferred tax asset             $        -     $         -
                                                    ==========     ===========

    The Company has available for carryforward approximately $4,549,000 and $2,660,000 of federal and state net operating losses, respectively, expiring through 2020 for federal purposes and 2010 for state purposes. The Tax Reform Act of 1986 and the California Conformity Act of 1987 impose restrictions on the utilization of net operating losses in the event of an "ownership change" as defined by Section 382 of the Internal Revenue Code. There has been no determination whether an ownership change, as defined, has taken place. Therefore, the extent of any limitation has not been ascertained.

    A valuation allowance is required for those deferred tax assets that are not likely to be realized. Realization is dependent upon future earnings during the period that temporary differences and carryforwards are expected to be available. Because of the uncertain nature of their ultimate utilization, a full valuation allowance is recorded against these deferred tax assets. The change in the valuation allowance at December 31, 2000 and 1999 was $87,000 and $435,000, respectively.

    The difference between the income tax expense at the federal statutory rate and the Company's effective tax rate is as follows:

                                                          December 31,
                                                     2000              1999
                                                     ----              ----
       Statutory federal income tax rate               34%              34%
       State income tax rate                            6                6
       Valuation allowance                            (40)             (40)
                                                     ------           ------
                                                         -%               -%
                                                    =========         =======


NOTE F - STOCK  OPTIONS AND WARRANTS

    Options to purchase common stock are granted by the Board of Directors under three Stock Option Plans, referred to as the 1999, 1996 and 1995 plans. Options granted may be incentive stock options (as defined under Section 422 of the Internal Revenue Code) or nonstatutory stock options. The number of shares available for grant under the 1999, 1996 and 1995 Plans are 1,500,000, 600,000 and 750,000, respectively. Options are granted at no less than fair market value on the date of grant, become exercisable as they vest over a two or three year period, and expire ten years after the date of grant.

    Option activity under the three plans is as follows (thousands, except per share amounts):

                                        1999 Plan                1996 Plan                    1995 Plan
                                -----------------------   ------------------------    -------------------------
                                              Weighted                   Weighted                     Weighted
                                               Average                    Average                      Average
                                 Number of    Exercise    Number of      Exercise      Number of      Exercise
                                  Shares        Price      Shares          Price         Shares         Price
                                  ------        -----      ------          -----         ------         -----


Outstanding at January 1, 1999        -        $   -          364          $1.55            419          $0.56
  Granted                           481        $6.33           35          $4.06              -              -
  Exercised                          (1)       $5.00         (259)         $1.15           (299)         $0.40
  Canceled                           (1)       $5.00          (14)         $3.50            (50)         $1.00
                                 ------       ------        -----          -----          -----         ------

Outstanding at December 31,
    1999                            479        $6.34          126          $2.85             70          $0.93
  Granted                           630        $5.17            -              -              -              -
  Exercised                          (7)       $5.00          (52)         $1.23            (25)         $1.00
  Canceled                           (4)       $5.25            -              -              -              -
                                 ------       ------        -----          -----          -----         ------
Outstanding at  December 31,
    2000                          1,098        $5.71           74          $3.97             45          $1.00
                                 ======       ======        =====          =====          =====         ======

The weighted-average fair value of options granted during the years ending December 31, 2000 and 1999 was $3.52 and $4.33, respectively.

The following information applies to options outstanding at December 31, 2000:

    Plan:                                    1999            1996        1995
                                             ----            ----        ----

    Range of exercise prices             $4.12 - $9.87   $1.00 - 5.25    $1.00
    Weighted-average remaining
      life (years)                            9.15            7.07        5.50
    Options exercisable                     303,000         72,000      45,000
    Weighted average exercise price          $5.96           $3.97       $1.00

    The Company has adopted the disclosure only provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation (SFAS 123)". Accordingly, no compensation expense has been recognized for stock options issued during 2000 and 1999. Had compensation cost for the Company's options been based on the fair value of the awards at the grant date consistent with the provisions of SFAS No. 123, the Company's net loss and loss per common share would have approximated the following proforma amounts (thousands, except per share amounts):

                                                        2000           1999
                                                   -------------   -------------

          Net loss - as reported                   $     (1,897)   $     (1,693)
          Net loss - pro forma                           (3,448)         (2,687)
          Loss per common share - as reported             (0.85)          (0.43)
          Loss per common share - pro forma               (1.14)          (0.68)

    The fair value of each option and warrant is estimated on date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:
                                                 2000           1999
                                              ----------     -----------

          Dividends                                 None            None
          Expected volatility                        72%             86%
          Risk free interest rate                     6%              6%
          Expected life                          5 years         5 years


    The Company granted stock options and warrants to purchase common stock to non-employees of the company. Total granted during 2000 was 1,437,000 consisting of 1,185,000 warrants to preferred shareholders and 32,000 to other non-employees. The options and warrants have exercise prices ranging from $5.43 to $5.98. Non-employee options and warrants exercisable at December 31, 2000 is 1,607,000.

    During 1999, the Company granted a total of 1,138,000 options and warrants to purchase common stock to non-employees consisting of 671,000 in connection with the private placement, 200,000 in connection with the emPower acquisition, 100,000 in connection with placement fees and 167,000 to other non-employees. The options and warrants have exercise prices ranging from $3.02 to $6.36.

    The Company recorded the non-employee options and grants based on the grant date for value in accordance with SFAS No. 123. The grant date fair value of each stock option was estimated using the Black-Scholes option-pricing model. The Company recorded expense including amortization of unearned compensation in the amount of $54,000 and $166,000 for the years ended December 31, 2000 and 1999, respectively.

    Options and warrant activity for non-employees is as follows (in thousands except per share amounts):

                                                           Weighted
                                                             Average

    Outstanding at 1/1/99                         126         $4.74

    Granted                                     1,138          4.58
    Exercised                                    (571)         3.50
    Forfeited                                     (64)         4.75
                                             ---------
    Outstanding at 12/31/99                       629          5.51


    Granted                                     1,217          5.55
    Exercised                                     (83)         5.45
    Forfeited                                    (121)         5.51
                                              --------
    Outstanding at 12/31/2000                   1,642         $5.37
                                              ========


NOTE G - MAJOR CUSTOMER

    During 2000, one customer accounted for $1,112,000 or 9% of the Company's net sales. During 1999, one customer accounted for $680,000 or 11% of the Company's net sales.

    During 2000, one vendor accounted for $3,054,000 or 44% of the Company's supplies and materials. During 1999, one vendor accounted for $799,000 or 12% of the Company's supplies and materials.

NOTE H - COMMITMENT

    The Company rents warehouse and office space under operating leases that expire through 2005. The monthly rent is adjusted annually to reflect the average percentage increase in the Consumer Price Index. An option exists to extend each lease for an additional five- year period. Rent expense under these leases were $250,000 and $125,000 in 2000 and 1999, respectively.

    Future minimum lease payments on the lease are as follows (thousands):

       Year ending December 31,

                 2001                                  $        388
                 2002                                           338
                 2003                                           332
                 2004                                           173
                 2005                                            48
                                                         ----------
                 Total                                 $      1,279
                                                        ===========

NOTE I - PREFERRED STOCK

    During 2000, the Company issued three thousand shares of Preferred Stock Series A-1 and 2 thousand shares of Preferred Stock Series A-2. Both series are immediately convertible into common stock at the lesser of the fixed price of $4.50 for the Series A-1 and $5.91 for the Series A-2, or at the variable conversion price determined as follows: (1) on or before the first anniversary date, the amount of 85% of the average of the 3 lowest closing price over the 22 trading days prior to conversion, (2) thereafter and or before the second anniversary, the amount of 80% of the average of the 3 lowest closing prices over the 22 days prior to conversion, and (3) thereafter and on or before the day prior to the third anniversary date, the amount of 70% of the average of the 3 lowest closing prices over the 45 trading days prior to conversion. Dividends are cumulative and accrue at 6% per year and payable on June 30th of each year or on conversion date. Dividends are payable in cash or in common stock at the Company's option. During the year, 920 shares of preferred stock were converted into common stock. All preferred stockholders are subject to automatic conversion to common stock three years from the date of purchase.

    During the year, the Company recorded a deemed dividend on preferred stock of approximately $2.5 million. This is a result of the effective conversion price of the convertible preferred stock issued during the year being less than the market price of the common stock on the commitment date of the transaction. All deemed dividends related to the transaction have been recognized during the year as a result of all preferred stock being immediately convertible at the discretion of the holder.

    In connection with the issuance of the above preferred stock, the Company granted 1,185,000 warrants to purchase common stock. The warrants are immediately exercisable and have exercise prices ranging from $5.43 to $5.98.

NOTE J - ACQUISITIONS

    In October 2000, the Company purchased all assets of Electric Motorbike Inc. ("EMB") and assumed certain liabilities. The Company issued 140,000 shares of common stock at $5.68 and paid $100,000 in cash. The purchase price was allocated to assets acquired based on their estimated fair value. Results of operations for EMB have been included with those of the Company for the periods subsequent to the date of acquisition. Pro forma information is not presented as they are not significant.

       The purchase price of EMB was allocated as follows (thousands):

       Inventory                              $        51
       Goodwill                                       960
       Advances from ZAP                              (63)
       Liabilities assumed                            (53)
                                              ------------
                                              $       895
                                               ==========

       Consideration paid (thousands):

       Cash                                   $       100
       Common stock                                   795
                                              -----------

                                              $       895
                                              ===========

In July 2000, the Company purchased all assets of Aquatic Propulsion Technology, Inc. ("APT") and assumed certain liabilities. The Company issued 120,000 shares of common stock at $6.05 per share. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for APT have been included with those of the Company for periods subsequent to the date of acquisition. Pro forma information is not presented as they are not significant.

    The purchase price of APT was allocated as follows (thousands):

       Inventory                              $         49
       Property & equipment                             78
       Patents                                         196
       Other assets                                     19
       Goodwill                                      1,031
       Note payable assumed                           (356)
       Advances from ZAP                              (143)
       Liabilities assumed                            (148)
                                              -------------

                                              $        726
                                               ===========

       Consideration paid (thousands):

       Common stock                           $        726
                                              ============

ZAPWORLD.COM
UNAUDITED FINANCIAL STATEMENTS FOR THE PERIOD ENDED JUNE 30, 2001

CONSOLIDATED BALANCE SHEET
(In thousands)
                                                                 June 30,
                                                                   2001
--------------------------------------------------------------------------------

                                     ASSETS

CURRENT ASSETS
     Cash                                                        $  1,209
     Accounts receivable, net of allowance
        for doubtful accounts of $53                                  816
     Inventories                                                    3,303
     Prepaid expenses and other assets                                323
                                                                 --------
                  Total current assets                              5,651

PROPERTY AND EQUIPMENT, net of accumulated
   depreciation of $600                                               522

OTHER ASSETS
     Patents & Trademarks, net of accumulated
        amortization of $218                                        1,437
     Goodwill, net of accumulated amortization of $224              1,791
     Deposits and other                                                74
                                                                 --------
               Total other assets                                   3,302
                                                                 --------
Total assets                                                     $  9,475
                                                                 ========

              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                            $    820
     Accrued liabilities and other expenses                           701
     Current maturities of long-term debt                              99
     Current maturities of obligations under capital leases            37
                                                                 --------
         Total current liabilities                                  1,657

OTHER LIABILITIES
     Long-Term Debt, less current maturities                        1,593
     Obligations under capital leases, less current maturities         30
                                                                 --------
                 Total other liabilities                            1,623
                                                                 --------
Total liabilities                                                   3,280

STOCKHOLDERS' EQUITY

     Preferred stock, authorized 10,000 shares;
       4 shares issued and outstanding                              1,124
     Common stock,  authorized 20,000 shares of no
       par value stock; 6,040 issued and
       outstanding                                                 18,309
     Accumulated deficit                                          (13,005)
     Unearned compensation                                            (15)
                                                                 --------
                                                                    6,413
    Less: notes receivable from stockholders'                        (218)
                                                                 --------
              Total stockholders' equity                            6,195
                                                                 --------
Total liabilities and stockholders' equity                       $  9,475
                                                                 ========


See accompanying notes to consolidated financial statements

ZAPWORLD.COM

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands, except share amounts)

                                         Quarter ended        Six Months ended
                                            June 30,               June 30,
                                         2001       2000       2001       2000
                                         ----       ----       ----       ----


NET SALES                              $   940    $ 2,283    $ 2,953    $ 4,180

COST OF GOODS SOLD                       1,376      1,475      2,918      2,658
                                        ------    -------    -------    -------

GROSS PROFIT (LOSS)                       (436)       808         35      1,522

OPERATING EXPENSES
     Selling and marketing                 306        347        732        748
     General and administrative          1,078        815      2,210      1,495
     Research and development              141        166        360        311
                                       -------    -------    -------    -------
                                         1,525      1,328      3,302      2,554
                                       -------    -------    -------    -------

LOSS FROM OPERATIONS                    (1,961)      (520)    (3,267)    (1,032)
                                       -------    -------    -------    -------

OTHER INCOME (EXPENSE)
     Interest income                        23         40         60         77
     Other expense                         (15)        (3)       (30)        (5)
                                       -------    -------    -------    -------

                                             8         43         30         72
                                       -------    -------    -------    -------

NET LOSS                               $(1,953)   $  (477)   $(3,237)   $  (960)
                                       =======    =======    =======    =======
Net loss attributable to
 common shares

      Net loss                         $(1,953)   $  (477)   $(3,237)   $  (960)
      Preferred Dividend                   (48)      --         (105)      --
                                       -------    -------    -------    -------

                                       $(2,001)   $  (477)   $(3,342)   $  (960)
                                       =======    =======    =======    =======
NET LOSS PER COMMON
SHARE BASIC AND DILUTED                $ (0.31)   $ (0.09)   $ (0.54)   $ (0.19)
                                       =======    =======    =======    =======


WEIGHTED AVERAGE OF COMMON
  SHARES OUTSTANDING                     6,374      5,224      6,170      5,187
                                       =======    =======    =======    =======


See accompany notes to consolidated financial statements

ZAPWORLD.COM
CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
                                                             Six Months ended
                                                                 June 30,
                                                            2001          2000
                                                            ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                $(3,237)    ($ 960)
   Adjustments to reconcile net loss to net
   cash used for operating activities:
     Depreciation and amortization                             341        151
     Allowance for doubtful accounts                            77         18
   Amortization of the fair market value of warrants            27         27
   Changes in:
     Receivables                                               720       (396)
     Inventories                                              (405)       369
   Prepaid expenses and other                                  410       (489)
   assets
     Advances to retail stores & technology companies         --          560
     Prepaid expenses and other assets                         410       (489)
     Accounts payable                                          422       (363)
     Accrued liabilities and other expenses                   (565)       317
                                                           -------    -------
                  Net cash used for operating activities    (2,210)      (766)
                                                           -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of equipment                                      (105)      (111)
   Payment advance for acquisition                            --          (20)
   Purchase of ASCR - Barbary Coast                           --         (118)
   Purchase of Patents and intangibles                         (17)       (20)
                                                           -------    -------
                  Net cash used for investing activities      (122)      (411)

CASH FLOWS FROM FINANCING ACTIVITIES
   Sale of common stock, net of stock offering costs             5        217
   Advances on notes receivable to shareholders               --          (12)
   Principal repayments on note payable                         (3)        (8)
   Payments on obligations under capital leases                 (4)        (5)

                                                           -------    -------
                  Net cash provided by (used for)
                    financing activities                        (2)       192
                                                           -------    -------

NET DECREASE IN CASH                                        (2,334)      (985)

CASH, beginning of period                                    3,543      3,184
                                                           -------    -------
CASH, end of period                                        $ 1,209    $ 2,199
                                                           =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the quarter for interest                  $    27    $     2

Non-cash investing and financing activities:
 On June 28, 2001, we repurchased $1,500,000 of common stock in exchange for a promissory note for $1,500,000.

See accompanying notes to consolidated financial statements.

ZAPWORLD.COM
NOTES TO THE INTERIM UNAUDITED FINANCIAL STATEMENTS

Basis of Presentation

         On June 18, 2001, the Company changed its name from Zapworld.com to ZAP.

         The June 30, 2001 second quarter financial statements included herein have been prepared by the Company, without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, although management believes the disclosures are adequate to make the information presented not misleading. The results of operations for any interim period are not necessarily indicative of results for a full year. These statements should be read in conjunction with the December 31, 2000 year end financial statements and related notes included above.

         The financial statements presented herein, for the six months ended June 30, 2001 and 2000 reflect, in the opinion of management, all material adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flow for the interim periods.

         The net loss per common share is based on the weighted average number of common shares outstanding in each period. Potential dilutive securities associated with stock options, warrants and conversion of preferred stock have been excluded from the weighted average shares outstanding since the effect of these securities would be anti-dilutive.

Principles Of Consolidation

         The accounts of the Company and its consolidated subsidiaries are included in the consolidated financial statements after elimination of significant inter-company accounts and transactions.

Common Stock

         The Company's Common Stock has been listed in the NASDAQ Small Cap stock exchange under the symbol "ZAPP" since May 22,2000. From March 11, 1998 to May 22, 2000, the Company's Common Stock was listed on the OTC Bulletin Board under the stock symbol "ZAPP".

Future Cash Requirements

         The Company may not be able to meet its future cash requirements for the rest of the current fiscal year unless new financing is obtained. If it cannot obtain short-term financing, the Company may not be able to continue as a viable concern. Some options now being pursued by the Company are additional equity contributions and/or short-term loans with existing and outside investors.

                                       ZAP


                             SUBSCRIPTION AGREEMENT

                         (For California Investors Only)


         California investors who are purchasing more than $2,500 of the Company's shares (the "Shares") in this offering must meet certain minimum suitability requirements as a condition to registration of the Shares under the California Corporate Securities Law of 1968. This Subscription Agreement, as executed by the investor, will serve to declare investor's qualification to purchase the Shares pursuant to the minimum suitability requirements.

         I hereby represent and warrant that I have a liquid net worth of not less than $75,000 (exclusive of home, home furnishings and automobiles) and a $50,000 gross annual income or $150,000 liquid net worth (exclusive of home, home furnishings and automobiles), and in either case my investment in the Shares will not exceed 10% of my net worth.

Name of Investor(s):
                     -----------------------------------------------------------

Signature of Investor(s):
                          ------------------------------------------------------

Signature of Joint Investor (if any):

Date:
      --------------------------------------------------------------------------

Resident Address:

--------------------------------------------------------------------------------
        (Street) (City)            (State)                   (Zip Code)

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         Our Amended Bylaws provide that we may indemnify any director, officer, agent or employee against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon such persons in connection with any proceeding to which any such persons may become involved by reason of such persons being or having been a director, officer, employee or agent of our company. Moreover, our Amended Bylaws provide that we shall have the right to purchase and maintain insurance on behalf of any such persons whether or not we would have the power to indemnify such person against the liability insured against. Our Amended Articles of Incorporation provide that we may indemnify our directors and officers to the fullest extent permissible under California law. In accordance with these Articles of Incorporation, the liability of our directors for monetary damages is eliminated to the fullest extent permissible under California law.

Item 25.  Other Expenses of Issuance and Distribution

         The following table sets forth all expenses payable in connection with the sale of the our capital stock being offered in this SB-2 Registration Statement. All the amounts shown are estimates except for the registration fee.

            Registration fee.....................................$     4,598
            Printing and engraving expenses......................$     3,402
            Legal fees and expenses..............................$    62,000
            Accounting Fees and Expenses.........................$    30,000
            Total................................................$   100,000

Item 26.  Recent Sales of Unregistered Securities

         Since our inception in 1994, we have issued or sold unregistered securities in the amounts, at the times, for the consideration and pursuant to the exemptions from registration provided by the Securities Act of 1933, as amended (the "Act"), as follows:

         In 1998, pursuant to an exemption under Rule 701 of Regulation D promulgated under the Act and in connection with our 1996 Stock Option Plan, we granted options to purchase 20,000 shares of our Common Stock to employees.

         In 1998, pursuant to an exemption under Section 4(2) of the Act and in connection with our 1996 Stock Option Plan we granted options to purchase 82,800 shares of our Common Stock to non-employees.

         In 1998, pursuant to an exemption under Section 4(2) of the Act and in connection with the issuance of $800,000 in notes payable, we issued a warrant to purchase 20,000 shares of our Common Stock. This warrant is exercisable at a price of $4.00 per share until September 2001.

         In 1998, pursuant to an exemption under Section 4(2) of the Act, we issued 15,000 shares of our Common Stock to employees for an aggregate price of $15,000.

         In 1998, pursuant to an exemption under Section 4(2) of the Act and in connection with the conversion of $14,317 of debt to equity, we issued 2,727 shares of our Common Stock.

         In 1998, pursuant to an exemption under Section 4(2) of the Act, we issued 25,136 shares of our Common Stock for payment of current and future services.

         On December 30, 1999, pursuant to an exemption under Section 4(2) of the Act and in connection with our acquisition of the outstanding Common Stock of emPower, Inc., a Massachusetts corporation, we issued 265,676 shares of our Common Stock and a warrant to purchase 200,000 shares of our Common Stock, exercisable until December 30, 2002, to the shareholders of emPower, Inc.

         In September 1999, pursuant to an exemption under Section 4(2) of the Act and in connection with our acquisition of the assets of Big Boy Bicycles, a Florida corporation, we issued 1000 shares of our Common Stock to the shareholders of Big Boy Bicycles.

         In July 1999, pursuant to an exemption under Section 4(2) of the Act and in connection with our acquisition of the assets of American Scooter and Cycle Rental, a California corporation, we issued 12,924 shares of our Common Stock to the shareholders of American Scooter and Cycle Rental.

         In 1999, pursuant to an exemption under Section 4(2) of the Act and in connection with the settlement of litigation, we issued 8,666 shares of our Common Stock to Transmag, Inc.

         In 1999, pursuant to an exemption under Rule 701 of Regulation D promulgated under the Act and in connection with our 1996 Stock Option Plan, we granted options to purchase 35,000 shares of our Common Stock to employees.

         In 1999, pursuant to an exemption under Rule 701 of Regulation D promulgated under the Act and in connection with our 1999 Stock Option Plan, we granted options to purchase 481,000 shares of our Common Stock to employees.

         In 1999, pursuant to an exemption under Section 4(2) of the Act and in connection with our 1999 and 1996 Stock Option Plans we granted options to purchase 1,138,429 shares of our Common Stock to non-employees.

         In 1999, pursuant to an exemption under Section 4(2) of the Act, we sold 29,833 shares of our Common Stock to purchasers for an aggregate price of $177,900.

         In 1999, pursuant to an exemption under Section 4(2) of the Act, we sold 746,119 shares of our Common Stock to purchasers for an aggregate price of $1,720,600.

         In 1999, pursuant to an exemption under Section 4(2) of the Act, we issued 27,479 shares of our Common Stock for payment of current and future services.

         In 1999, pursuant to an exemption under Section 4(2) of the Act and in connection with our 1999 Employee Common Stock Purchase Plan, we sold 6,588 shares of our Common Stock to employees for an aggregate price of $5,600.

         In 1999, pursuant to an exemption under Section 4(2) of the Act and in connection with the conversion of $664,700 of debt to equity, we issued 165,111 shares of our Common Stock.

         In 1999, pursuant to an exemption provided by Rule 701 of Regulation D promulgated under the Act and in connection with the exercise of employee stock options, we issued 559,086 shares of our Common Stock to employees for an aggregate price of $423,400.


         In December 1999, pursuant to an exemption under Section 4(2) of the Act and in connection with our acquisition of the outstanding Common Stock of Zap of Santa Cruz, Inc., a California corporation, we issued 8,803 shares of our Common Stock to the shareholders of Zap of Santa Cruz, Inc.

         In December 1999, pursuant to an exemption under Section 4(2) of the Act and in connection with our acquisition of the outstanding Common Stock of Electric Vehicle Systems, Inc., a California corporation, we issued 25,000 shares of our Common Stock to the shareholders of Electric Vehicle Systems, Inc.


         On June 1, 2000, pursuant to an exemption under Section 4(2) of the Act, we granted options to purchase 200,000 shares of common stock to employees.

         On June 24, 2000, pursuant to an exemption under Section 4(2) of the Act, we granted an option to purchase 12,000 shares of common stock to a consultant and granted an option to purchase 161,300 shares of common stock to employees. We also issued 3,422 shares of common stock to discharge outstanding debts.

         On July 19, 2000, pursuant to an exemption under Section 4(2) of the Act, we issued 1,027 shares of common stock to a consultant and issued 3,400 shares of common stock to discharge an outstanding debt.

         On July 19, 2000, pursuant to an exemption under Section 4(2) of the Act and an exemption provided by Rule 701 of Regulation D promulgated under the Act, we granted options to purchase 261,500 shares of common stock to employees.

         In July 2000, pursuant to an exemption under Section 4(2) of the Act and in connection with the acquisition of Acquatic Propulsion Technology, Inc., a Bahaman corporation, we issued 120,000 shares of Common Stock to the shareholders of Acquatic Propulsion Technology, Inc.

         In July 2000, pursuant to an exemption under Section 4(2) of the Act, we sold 3,000 shares of Series A-1 Preferred Stock to investors for an aggregate purchase price of $3,000,000. In connection with this sale we issued warrants to purchase 816,666 shares of our Common Stock.

         On September 12, 2000, pursuant to an exemption under Section 4(2) of the Act, we issued 800 shares of common stock to employees.

         On October 6, 2000, pursuant to an exemption under Section 4(2) of the Act, we granted options to purchase 7,100 shares of common stock to consultants and issued 10,940 shares of common stock pursuant to a consulting agreement and a joint venture marketing agreement.

         On October 6, 2000, pursuant to an exemption under Section 4(2) of the Act and an exemption provided by Rule 701 of Regulation D promulgated under the Act, we granted options to purchase 9,500 shares of common stock to employees.

         In October 2000, pursuant to an exemption under Section 4(2) of the Act and in connection with the acquisition of the assets of EMB, Inc., we issued 140,000 shares of Common Stock.

         In October 2000, pursuant to an exemption under Section 4(2) of the Act, we sold 2,000 shares of Series A-2 Preferred Stock to investors for an aggregate purchase price of $2,000,000. In connection with this sale we issued warrants to purchase 368,323 shares of our common stock.

         On December 7, 2000, pursuant to an exemption under Section 4(2) of the Act, we granted options to purchase 12,500 shares of common stock to consultants and issued 2,300 shares of common stock to employees.

         On December 7, 2000, pursuant to an exemption under Section 4(2) of the Act, we issued 2,250 shares of common stock to consultants.

         On March 27, 2001, pursuant to an exemption under Section 4(2) of the Act and an exemption provided by Rule 701 of Regulation D promulgated under the Act, we granted options to purchase 220,000 shares of common stock to four (4) employees.

Item 27.  Exhibits

Exhibit
Number         Document


1.1 Underwriting Agreement between ZAP, Alexander, Wescott & Co., Inc. and Hyperion Partners Corp., dated October 2, 2001.

1.2 Selling Group Agreement between Alexander, Wescott & Co., Inc., Hyperion Partners Corp., and Selected Dealers.


3.1  *    Articles of Incorporation of ZAP Power Systems, endorsed and filed on September 23, 1994.

3.2  *    Certificate of Amendment to Articles of Incorporation of ZAP Power
          Systems, endorsed and filed on November 8, 1996.

3.3  *    Certificate of Amendment of Articles of Incorporation of ZAP Power
          Systems, endorsed and filed on June 2, 1999.

3.4  *    Certificate of Amendment of Articles of Incorporation of ZAPWORLD.COM,
          endorsed and filed June 28, 2000.


3.5 Certificate of Amendment of Articles of Incorporation of ZAPWORLD.COM, endorsed and filed June 18, 2001.


3.6  *    Certificate of Determination of Rights and Preferences of the Series
          A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock, endorsed and filed June 28, 2000.


3.7 Certificate of Determination of Rights and Preferences of the Series B Convertible Preferred Stock, endorsed and filed June 26, 2001.

3.8 Amended and Restated Certificate of Determination of the Rights, Preferences, Privileges of the Series B Convertible Preferred Stock, filed on October 2, 2001.

3.9  *    Bylaws of ZAP Power Systems, dated September 26, 1994.

3.10  *   Amended Bylaws of ZAPWORLD.COM, dated June 24, 2000.


5.1       Opinion of Foley & Lardner.

10.1  *   Agreement and Plan of Reorganization By and Among ZAPWORLD.COM and ZAP
          OF SANTA CRUZ, INC. dated January 20, 2000.

10.2  *   Agreement of Merger of ZAPWORLD.COM and ZAP OF SANTA CRUZ, INC. dated
          January 20, 2000.

10.3  *   Plan of Reorganization for EMB, Inc. dated May 5, 2000.

10.4  *   Agreement between ZAPWORLD.COM and American Scooter & Cycles Rental,
          Inc. dated July 12, 1999.

10.5  *   Asset Purchase Agreement between ZAPWORLD.COM and American Scooter and
          Cycle Rentals, Inc. dated January 31, 2000.

10.6  *   Stock Purchase Agreement and Plan of Reorganization between
          ZAPWORLD.COM, Barbary Coast Pedi Cab Leasing Corporation, and Jeff Sears and Helena Sears as Trustees of the Jeff Sears and Helena Sears Revocable Trust dated January 31, 2000.

10.7  *   Agreement and Plan of Reorganization by and among ZAPWORLD.COM and
          Aquatic Propulsion Technology, Inc. dated July 1, 2000.

10.8  *   Agreement of Merger of ZAPWORLD.COM and Aquatic Propulsion Technology,
          Inc. dated July 1, 2000.

10.9  *   Agreement and Plan of Reorganization by and among ZAPWORLD.COM,
          emPower Acquisition, Inc. and EMPower Corporation dated December 17, 1999.

10.10 * Lease Agreement between ZAP Power Systems and Daniel O. Davis and Robin H. Davis for premises known as 117 Morris Street dated January 12, 1996.

10.11 * Extension of Lease Between ZAP Power Systems and Daniel O. Davis and Robin H. Davis for premises known as 117 Morris Street dated July 10, 1998.

10.12 * Lease Agreement Between ZAPWORLD.COM and Pine Creek Properties for 6780 Depot Street dated August 6, 1999.

10.13 * Lease Agreement Between ZAPWORLD.COM and Pine Creek Properties for 6784 Sebastopol Ave. dated August 24, 2000.

10.14 * Lease Agreement Between ZAP POWER SYSTEMS and Daniel O. Davis and Robbin H. Davis for 111 Morris Street dated June 5, 1998.

10.15 * Lease Agreement Between ZAPWORLD.COM and Ron Basso DBA/R. S. Basso Company for 7190 Keating Avenue dated July 1, 1996.

10.16 * Sublease Agreement Between ZAPWORLD.COM and Ron Basso, an individual doing business as R.S. Basso Company for 7190 Keating Avenue dated August 1, 1999.

10.17 * Sublease Agreement Between ZAPWORLD.COM and American Scooter and Cycle Rental, Inc. for 2715 Hyde Street, San Francisco, CA dated July 13, 1999, plus addendum thereto dated April 4, 2000.

10.18 * Lease Agreement Between ZAPWORLD.COM and Pine Creek Properties for 6780-B Depot Street dated October 16, 2000.


10.19 Settlement Agreement Between ZAPWORLD.COM, Ridgewood ZAP, LLC, and the Shareholders dated June 27, 2001.


23.1      Consent of Grant Thornton LLP.

23.2      Consent of Foley & Lardner.

* Filed with Pre-effective Amendment Number 1 to Form SB-2 registration statement filed with the Securities and Exchange Commission on May 3, 2001.

Item 28.  Undertakings

a)        The Registrant hereby undertakes that it will:

          1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

          2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the bona fide offering.

          3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Sebastopol, state of California, on October 2, 2001.

                                      ZAP


                                      By:  /s/ Gary Starr
                                          ----------------------------------
                                          Gary Starr
                                          Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

       Signature                  Title                               Date

/s/   Gary Starr             Chief Executive Officer             October 2, 2001
------------------------     and Director
   Gary Starr

/s/   William R. Hartman     Chief Financial Officer             October 2, 2001
------------------------
   William R. Hartman

/s/   William D. Evers       Director                            October 2, 2001
------------------------
   William D. Evers

/s/   Harry R. Kraatz        Director                            October 2, 2001
------------------------
   Harry R. Kraatz

/s/   Lee Sannella           Director                            October 2, 2001
------------------------
   Lee Sannella